Real Property Purchase and Sale Agreement

This Real Property Purchase and Sale Agreement (the "Agreement") is made and entered into as of this 28th day of June, 2002, by and between FIRST MUTUAL BANK, a Washington corporation ("Buyer"), and UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company ("Seller").

Seller is the owner of certain property with a street address of 400 108th Avenue NE, Bellevue, Washington, commonly known as the 400 Building. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property (as hereinafter defined) on the terms and conditions set forth below.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

    Property. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the obligations of each of them subject to the terms and conditions set forth herein, the following:
      Land and Improvements. That certain parcel of real property more particularly described on Exhibit A hereto (the "Land"), together with the building commonly known as the 400 Building that is located thereon (including, but not limited to, all fixtures, generators, security devices and built-in furniture therein) (collectively, the "Building"), and all other improvements currently located on the Land (the Building and such other improvements collectively, the "Improvements"). The parties acknowledge that the Land is currently not a separate legal lot and agree that the proper lawful division of the real property of which the Land is a part, and the establishment of the Land as a separate legal lot subject only to restrictions and conditions reasonably acceptable to Seller and Buyer, by Seller at Seller's sole cost and expense, all as set forth in Section 5.11 below, is a condition to the parties' obligations under this Agreement. The Land shall include the Improvements and the three surface parking areas adjacent thereto, including the main parking area located on the west side of the Building, the parking strip and driving lane located on the north side of the Building, and the parking stalls located on the southeast side of the Building, as depicted on Exhibit B attached hereto. Seller shall pursue the division of the Land and creation of the aforestated legal lot with commercially reasonable efforts as described in Section 5.11.
      Appurtenances. All rights, privileges and easements, including without limitation all minerals, oil, gas and other hydrocarbon substances on and under the Land, all development rights, air rights, water rights and all easements, rights-of-way, permits, licenses and other rights appurtenant to or used in connection with the Land and Improvements (collectively, the "Appurtenances").
      Skyline Tower Garage Parking Rights. The Property is adjacent to that certain office building also owned by Seller commonly known as the Skyline Tower and situated on the real property legally described on Exhibit C hereto (the "Skyline Tower"). Parking in the Skyline Tower parking garage (the "Garage") is currently shared between users of the Property and users of the Skyline Tower. Buyer and Seller intend that parking in the Garage shall continue to be shared after Closing to the extent that users of the Property shall have the right to use parking stalls within the Garage in the number of parking stalls currently required by the zoning code applicable to the Property after taking into account the surface parking spaces on the Property, currently estimated to be parking stalls for eighty-nine (89) cars. To effectuate such right, at Closing Buyer and Seller shall execute and record a parking covenant (the "Parking Agreement"), in a form to be agreed upon during the Inspection Period. The Parking Agreement shall run with the Property and the Skyline Tower, and shall continue in full force and effect until the Property is redeveloped. During the Lender Review Period, Seller shall use commercially reasonable efforts to obtain, for the benefit of Buyer, an agreement from any lender holding an encumbrance against the Skyline Tower to subordinate its encumbrance to the Parking Agreement at Closing. Buyer's obligations under this Agreement are contingent upon the parties agreeing to a mutually acceptable form of Parking Agreement during the Inspection Period; and upon Seller obtaining from its lender, during the Lender Review Period, a commitment to execute and deliver at Closing a subordination agreement, in a form reasonably acceptable to the parties, subordinating its lien to the Parking Agreement. If Buyer is not satisfied with the form of Parking Agreement proposed by Seller at the expiration of the Inspection Period, Buyer may terminate this Agreement as provided in Section 4 below. If either party is not reasonably satisfied with the forms of lender's commitment or subordination agreement proposed by the lender at the expiration of the Lender Review Period, either party may terminate this Agreement as provided in Section 4.
      Courtyard Access. Buyer intends after Closing to attempt to procure the permits and approvals necessary to reopen the driving lane on the north and east sides of the Property for use as a banking drive through window. A portion of the lane will be on the Skyline Tower lot created by the subdivision and will still be owned by Seller. To facilitate Buyer's use of the driving lane, at Closing Buyer and Seller shall execute and record a license agreement (the "Courtyard Agreement") for vehicular egress over a western portion of the courtyard plaza on the Skyline Tower parcel, in a form to be agreed upon during the Inspection Period. The Courtyard Agreement shall run with the Property and shall continue in full force and effect (subject to revocation by Seller in accordance with its terms) as long as a bank branch is operating on the Property, until the Property is redeveloped. During the Lender Review Period, Seller shall use commercially reasonable efforts to obtain, for the benefit of Buyer, a commitment from any lender holding an encumbrance against the Skyline Tower to subordinate its encumbrance to the Courtyard Agreement at Closing. Buyer's obligations under this Agreement are contingent upon the parties agreeing to a mutually acceptable form of Courtyard Agreement during the Inspection Period; and upon Seller obtaining from its lender, during the Lender Review Period, a commitment to execute and deliver at Closing a subordination agreement, in a form reasonably acceptable to the parties, subordinating its lien to the Courtyard Agreement. If Buyer is not satisfied with the form of Courtyard Agreement proposed by Seller at the expiration of the Inspection Period, Buyer may terminate this Agreement as provided in Section 4 below. If either party is not reasonably satisfied with the forms of lender's commitment or subordination agreement proposed by the lender at the expiration of the Lender Review Period, either party may terminate this Agreement as provided in Section 4. Buyer acknowledges that Seller's obligation to use commercially reasonable efforts to obtain the commitments from its mortgage lender described in Section 1.3 and this Section 1.4 does not require it to pay a fee to the lender or provide additional collateral or an additional guaranty for the mortgage loan.
      Tenant Leases. The interest of Seller as landlord under the leases as more particularly described on Exhibit D and the security deposits, if any, collected and held by Seller thereunder (collectively, the "Tenant Leases").
      Personal Property. The personal property, including tenant finish materials, spare parts and materials, equipment and tools, and security systems owned by Seller located on or used in connection with the Land and Improvements as generally described on Exhibit E hereto (collectively, the "Personal Property").
      Contracts. All utility contracts, water and sewer service contracts, maintenance contracts, service contracts, and other contracts providing for the maintenance and operations of the Property, as more particularly described on Exhibit F hereto (collectively, the "Service Contracts"), and all rights under any warranties, guaranties, permits, intangible rights, and licenses relating to the Property ("Contract Rights"). The Service Contracts and Contract Rights are sometimes referred to herein collectively as the "Contracts."

    All of the items described in Sections 1.1 through 1.7 above are herein collectively referred to as the "Property." The items described in Sections 1.1 through 1.4 are herein collectively referred to as the "Real Property."

    Purchase Price.
      Purchase Price. The purchase price for the Property (the "Purchase Price") shall be TWELVE MILLION THREE HUNDRED EIGHTY THOUSAND DOLLARS ($12,380,000.00), subject to adjustments, if any, as provided for under this Agreement. The Purchase Price shall be paid by Buyer in good funds on the Closing Date (as defined below).
      Escrow Holder. Chicago Title Insurance Company, ("Escrow Holder" in its capacity as escrow holder and "Title Company" in its capacity as title insurer) has been designated as Escrow Holder hereunder by mutual agreement of Seller and Buyer. Upon execution of this Agreement by the last of Seller and Buyer (such date herein the "Date of this Agreement"), Escrow Holder shall open a closing escrow in accordance with the terms of this Agreement.
      Earnest Money. Not later than five (5) days following the Date of this Agreement, Buyer shall deposit with Escrow Holder the sum of Two Hundred Thousand Dollars ($200,000) (the "Deposit," and together with interest earned thereon the "Earnest Money"). Upon the closing of this transaction, the Earnest Money shall be credited against the Purchase Price. In the event this transaction fails to close as a result of Seller's default, the failure of any condition precedent to Buyer's obligations, or any reason other than Buyer's default, the Earnest Money shall be returned to Buyer. In the event this transaction fails to close as a result of Buyer's default, Seller may elect to direct Escrow Holder to deliver the Earnest Money to Seller, which Seller would be entitled to retain as Seller's sole and exclusive remedy. Escrow Agent shall deposit the Earnest Money in an interest bearing account at a federally insured financial institution approved by (but not affiliated with) Buyer.
    Title. Buyer's obligations under this Agreement shall be conditioned upon Buyer's approval in its sole discretion of the condition of title to the Property and of a survey of the Property, as set forth in this Section (the "Title Contingency").
      Delivery of Preliminary Commitment and Survey. Within five (5) days after the Date of this Agreement, Seller shall provide Buyer with a preliminary commitment for title insurance for the Property issued by the Title Company, together with complete and legible copies of all exceptions and encumbrances noted thereon (the "Preliminary Commitment"). Within ten (10) days following the Date of this Agreement, Seller shall provide to Buyer an ALTA/ACSM Class A survey of the Real Property in form and prepared by a surveyor reasonably acceptable to Buyer (the "Survey").
      Review of Preliminary Commitment and Survey. Buyer shall have thirty (30) days from the delivery of the later of the Preliminary Commitment or the Survey to advise Seller in writing of any encumbrances, restrictions, easements or other matters in the Preliminary Commitment or Survey (collectively, the "Exceptions") to which Buyer objects, except that the Exceptions shall not include the Mortgage which shall be deemed disapproved by Buyer without necessity of objection, and shall be addressed by Seller pursuant to Section 3.3 below, and except with regard to the subdivision of the Property, which shall be governed by the provisions of Section 5.11 below with respect to its effects on title. All Exceptions to which Buyer does not object in writing within the thirty (30) day period shall be deemed accepted by Buyer. If Buyer objects to any Exceptions within the thirty (30) day period, Seller shall advise Buyer in writing within five (5) days after receipt of Buyer's written objections: (a) which Exceptions Seller will remove at Closing, (b) which Exceptions the Title Company has agreed to insure around in the title policy to be issued at Closing (together with the proposed form of endorsement), and (c) which Exceptions will not be removed by Seller or insured around by Title Company. After receipt of Seller's response to Buyer's written objections, and if Seller has not agreed to remove all Exceptions to which Buyer objects, Buyer shall notify Seller in writing of Buyer's election to either: (a) terminate this Agreement, in which event the Earnest Money shall be returned to Buyer, or (b) waive its objections to the Exceptions Seller will not remove or cause Title Company to insure around, in which event such Exceptions shall be deemed accepted by Buyer.
      Seller's Mortgage. Seller's and Buyer's obligations under this Agreement are conditioned on Seller completing satisfactory arrangements with its mortgage lender for a complete release of the Property at the Closing from the deed of trust and the assignment of leases and rents (collectively, the "Mortgage") that currently encumber the Property and Skyline Tower. Within five (5) days after the Date of this Agreement, Seller shall provide to Buyer a true and correct copy of section 2.8 of the loan agreement between Seller and the holder of the Mortgage, which states the lender's requirements for obtaining release of the Property (other than the exact amount of the release price, which Seller may redact). Promptly after execution of this Agreement, Seller shall request its mortgage lender to confirm its obligation to grant a release from the Mortgage at Closing pursuant to said section 2.8, and Seller shall keep Buyer reasonably informed about the lender's response to that request. During the Lender Review Period, Seller shall use commercially reasonable efforts to obtain from the lender a satisfactory commitment to release the Property from the Mortgage at Closing at no cost to Buyer. Buyer acknowledges that Seller's obligation to use commercially reasonable efforts to obtain the commitment from its mortgage lender described in this Section 3.3 does not require it to pay a fee to the lender or provide additional collateral or an additional guaranty for the mortgage loan. If Seller has not obtained a release commitment from the lender reasonably satisfactory to Seller and Buyer within ninety (90) days after the execution of this Agreement (the "Lender Review Period"), either Buyer or Seller may terminate the Agreement as provided in Section 4, in which event the Earnest Money shall be returned to Buyer. Seller shall cause, at Seller's sole expense, all monetary liens (including without limitation liens for delinquent taxes, L.I.D. assessments, mechanics, materialman's and service provider liens, and judgment liens) created or assumed by Seller, other than the Mortgage and the liens for current real estate taxes, to be fully satisfied, released and discharged of record on or prior to Closing without necessity of Buyer's objection.
      Permitted Exceptions. The term "Permitted Exceptions" as used hereafter means: (a) the Exceptions accepted or deemed accepted by Buyer as provided above; (b) those restrictions or conditions on the Land imposed by the City of Bellevue pursuant to the subdivision process described in Section 5.11 and approved or deemed approved by Buyer as provided therein; (c) the lien of real estate taxes for the current calendar year, which shall be prorated to the Closing Date as provided in Section 7.5; (d) the Tenant Leases, and (e) those matters recorded by the parties at Closing pursuant to Section 7. Notwithstanding anything to the contrary in Section 3.3 or this Section 3.4, if Buyer approves a form of indemnity proposed by Seller during the time period Buyer has for review of title, pursuant to which Seller will assume the L.I.D. assessment currently on the Property and defend and hold Buyer harmless from all losses arising from such assessment, Seller may execute and deliver such an indemnity at Closing, in which event Seller shall not be required to pay the L.I.D. assessment that currently affects title to the Property in full at Closing, and such assessment lien shall be considered a "Permitted Exception."
      Title Insurance. Seller shall cause Title Company to deliver to Buyer at Closing an ALTA Extended Coverage Owner's Policy of title insurance (Form B, 1970) issued by Title Company in the amount of the Purchase Price, dated the date of Closing, insuring Buyer's title subject to no exceptions other than the standard printed exceptions and the Permitted Exceptions (the "Title Policy"). The Title Policy shall contain such endorsements available from Title Company as Buyer may specify, provided that Buyer shall pay the cost of all endorsements.
      Conveyance of Real Property. At Closing Seller shall convey to Buyer fee simple title to the Real Property by execution and delivery of a special warranty deed to the Real Property in the form of Exhibit G hereto, subject only to the Permitted Exceptions (the "Deed").
      Assignment of Tenant Leases. At Closing Seller shall convey and assign to Buyer the interest of Seller in and to the Tenant Leases, and Buyer shall assume and agree to perform Seller's future obligations under the Tenant Leases, by mutual execution and delivery of an Assignment and Assumption of Tenant Leases in the form of Exhibit H hereto (the "Assignment of Leases").
      Assignment of Contracts. At Closing Seller shall assign to Buyer the interest of Seller in and to those Service Contracts which Buyer has elected to assume (which election shall be made, if at all, not less than five (5) days prior to the expiration of the Inspection Period) and the Contract Rights, and Buyer shall assume and agree to perform Seller's future obligations in such Service Contracts, by mutual execution and delivery of an Assignment and Assumption of Contracts in the form of Exhibit I hereto (the "Assignment of Contracts").
      Bill of Sale. At Closing Seller shall convey to Buyer the interest of Seller in the Personal Property by execution and delivery of a Bill of Sale in the form of Exhibit J hereto (the "Bill of Sale").
    Inspection of Documents and Evaluation of the Property. Buyer's obligations under this Agreement shall be contingent upon Buyer's approval, in Buyer's sole discretion, of the condition of the Property and feasibility of the Property for Buyer's intended use (the "Inspection Contingency"). Buyer acknowledges receipt from Seller of those documents described in Exhibit A to that certain letter agreement dated June 11, 2002, concerning this transaction. Except as provided below, promptly after mutual execution of the Agreement, Seller shall provide a true and correct photocopy of, or make available for copying, as Seller may elect, the following documents (collectively, the "Disclosure Documents") that are in Seller's possession relating to the Property (except to the extent already delivered pursuant to the aforesaid letter agreement):
      Tenant Leases. A current rent roll, all Tenant Leases, and all lease files (including correspondence relating to performance of the Tenant Lease by either party or the condition of the leased premises) with respect to the Tenant Leases.
      Contracts. All Service Contracts, including without limitation maintenance, the current management agreement for the Property with Seller's affiliate, Unico Properties, Inc., and any other management agreements, leasing, listing, and commission agreements, all Contract Rights, if any, and copies of all correspondence related to the Service Contracts and Contract Rights.
      Plans and Specifications. As-built plans and specifications for the Property and any warranties or guarantees related to the Property or construction of the Improvements; the construction contract and architectural agreement for the original construction of the Improvements and such contracts for any material rebuilding or modification.
      Survey. The Survey referenced in Section 3.1 and any prior surveys.
      Preliminary Commitment. The preliminary commitment for title insurance referenced in Section 3.1.
      Operating Statements. Operating statements, showing all of the income and expenses related to owning and operating the Property (with current receivables aging) for the calendar years 1999, 2000, and 2001, and the monthly operating statements completed for the current year through May reflecting operations on a year-to-date basis (collectively, the "Operating Statements").
      Approvals. The building permits and certificate of occupancy for the Improvements and all other governmental approvals, permits or licenses, including any zoning variances or special use permits, if any, and notices alleging any violations.
      Tax Statements and Utility Bills. All real and personal property tax statements for the calendar years 1999, 2000, 2001, and 2002, and utility bills for the preceding calendar year.
      Environmental Reports. All studies and reports relating to Hazardous Substances on the Property and all correspondence or claims from any person or entity related thereto.
      Structural or Engineering Reports. All structural, soils, or engineering reports or surveys.
      Insurance. Seller's current property and liability insurance policies and any correspondence with the insurer related to circumstances or conditions affecting the cost of continuation of any insurance.
      Tenant Estoppel. Prior to expiration of the Inspection Period, Seller shall use commercially reasonable efforts to obtain a signed estoppel letter from each of the tenants under the Tenant Leases in the form of Exhibit K hereto ("Tenant Estoppel Letter") and shall provide copies of such estoppels to Buyer. (Buyer acknowledges that Seller's obligation to use commercially reasonable efforts does not require it to pay a fee or other consideration to a tenant for a Tenant Estoppel Letter.)
      Maintenance or Incident Logs. All maintenance and incident logs, including copies of all claims or notices related to defects in or violations of law related to the Property, including all correspondence with any governmental agency.
      Other Matters. Any other document concerning the Property reasonably requested by Buyer in writing.

      All documents and other information provided by Seller to Buyer hereunder shall be subject of (and governed by) that certain confidentiality agreement dated February 25, 2002, among Seller, Unico Properties, Inc. and Buyer (as represented by Wallace Properties), which is incorporated herein by this reference. Buyer acknowledges that, during its ownership, Seller has, in many respects, leased, maintained and operated the Property and the Skyline Tower as a single, integrated asset, and that certain documents in Seller's possession within the above-described categories contain information about each of the buildings (or aggregated data from both buildings). Buyer further acknowledges that it has no right to or interest in Seller's records and data about the Skyline Tower (except insofar as release of the Property from the Mortgage and the terms of the Parking Agreement and the Courtyard Agreement may be concerned). Buyer shall maintain the strict confidentiality of all records and data about the Skyline Tower intentionally or inadvertently disclosed by Seller to Buyer hereunder, and Buyer shall promptly return such records and data to Seller upon request. Seller may redact documents containing information about both buildings, in order to eliminate information solely concerning Skyline Tower, before providing such documents to Buyer for review if such documents are in Seller's possession and within the above-described categories. As used in this Agreement, the term "Seller's possession" as used above means in Seller's physical possession or in the possession of Seller's property manager, Unico Properties, Inc.

      With regard to any records, materials, communications or other information obtained by Buyer relating to the Property or Seller, including without limitation information furnished by Seller or its agents, Buyer agrees that all such materials or statements are delivered or made solely as an accommodation to Buyer, without any express or implied representation or warranty by Seller or Seller's property manager, Unico Properties, Inc., of any sort, except as expressly set forth in this Agreement. Notwithstanding anything hereinabove provided to the contrary, Seller shall not be obligated to disclose to Buyer any correspondence or other document or record that, in Seller's reasonable judgment, is currently protected by the attorney-client privilege or other evidentiary privilege if disclosure would impair or destroy that privilege.

      Buyer shall have until 5:00 p.m. Seattle, Washington, time on the date that is sixty (60) days after the Date of this Agreement to inspect the documents and information listed above and the condition of the Property and feasibility of the Property for Buyer's intended use in its sole discretion (the "Inspection Period"). During the Inspection Period, Buyer and Seller shall also negotiate in good faith the Parking Agreement, the Courtyard Agreement, the Redevelopment and Purchase Rights and the Management Agreement (collectively, the "4 Agreements"), as described in Sections 1.3, 1.4, 12, and 13 respectively, and each party shall have the right to disapprove the form of any of the aforestated agreements proposed by the other party. Additionally, during the Inspection Period Buyer at its sole expense may inspect the physical condition of the Property, verify in its sole discretion the financial information provided to it and conduct any environmental or other inspections as it deems appropriate, provided, however, that Buyer shall have the right to enter upon the Property only in accordance with the following terms and conditions:

          Access to the Property shall be during normal working hours.
          Buyer shall provide reasonable prior notice of any requested entry upon the Property, and at Seller's election a representative of Seller shall be present during any entry by Buyer or Buyer's representatives upon the Property.
          Buyer shall not unreasonably interfere with the operations of the Property or the rights of tenants.
          All of Buyer's representatives that come onto the Property shall be duly qualified, experienced, registered and licensed in the State of Washington for the investigations, inspections and tests which they will perform on the Property.
          Buyer and its representatives shall not damage any part of the Property or injure or otherwise cause bodily harm to Seller or any occupants of the Property.
          Buyer shall promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property by Buyer or its representatives, and shall not permit any liens to attach to the Property or improvements by reason of the exercise of its rights hereunder.
          Buyer will not perform invasive investigation of the Property (including without limitation, any drilling, test borings or other disturbance of the Property for review of soils, compaction, environmental, structural or other conditions of the Property) without Seller's prior written consent, which consent may be withheld in Seller's sole and absolute discretion.
          Buyer will provide Seller copies of all written reports and investigations of the Property completed as part of Buyer's due diligence.
          Following any such entry or work, unless otherwise directed in writing by Seller, Buyer shall restore the Property to the condition it was in prior to such entry or work, including without limitation repairs to and the re-compaction or removal of any disrupted soil or material. All due diligence and restoration or repair work shall be in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials.
          Buyer shall cause all of its representatives, prior to commencing and at all times while performing any investigations, inspections and tests on the Property, to maintain all risk commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence and $1,000,000.00 annual aggregate covering any accident arising in connection with the presence of Buyer or its representatives on the Property. Buyer's representatives shall provide Seller evidence of such insurance prior to entry onto the Property. All such insurance policies shall be provided by insurance companies rated at least A-VIII by Best's Insurance Guide. Buyer shall indemnify, defend, protect and hold harmless Seller, its property manager, and their directors, officers, agents, employees, members, representatives and managers from any and all claims, liabilities, demands, losses, costs, expenses (including reasonable legal fees, expenses and costs of investigation), damages or recoveries, including those for injury to person or property, arising out of or relating to any such due diligence activities or the acts or omissions of Buyer or its representatives on the Property.

    Upon or prior to the expiration of the Inspection Period, Buyer will provide written notice to Seller that Buyer approves the condition and feasibility of the Property, approves the 4 Agreements, waives the Inspection Contingency, and will proceed to close the transaction; or written notice to Seller that Buyer will terminate the transaction and receive a refund of the Earnest Money. Should Buyer fail to provide Seller with notice of its approval of the Property and the 4 Agreements upon or prior to the expiration of the Inspection Period, the Inspection Contingency shall be deemed to have failed, this Agreement shall terminate and Buyer shall receive a refund of the Earnest Money.

    Prior to the expiration of the Inspection Period, Seller will provide written notice to Buyer that Seller approves the 4 Agreements; or written notice to Buyer that Seller terminates the transaction because of a failure to reach agreement on the forms of the 4 Agreements (in which event Buyer will receive a refund of the Earnest Money). Should Seller fail to provide Buyer with notice of its approval of the 4 Agreements prior to the expiration of the Inspection Period, the condition precedent related to the 4 Agreements shall be deemed to have failed, this Agreement shall terminate, and Buyer shall receive a refund of the Earnest Money.

    Upon or prior to the expiration of the Lender Review Period, each party will provide written notice to the other that it approves the mortgage lender commitments obtained by Seller, to wit, the mortgage lender's commitment to release the Property from the Mortgage at Closing and the mortgage lender's commitment to execute and deliver subordination agreements in the described forms at Closing (in which event such party will proceed to close the transaction); or written notice that it does not approve the mortgage lender's commitments or the described forms of subordination agreement, as the result of which the party terminates the transaction (in which event Buyer will receive a refund of the Earnest Money). Should either party fail to provide the other with such a notice upon or prior to the expiration of the Lender Review Period, the condition precedent for the benefit of each party related to the mortgage lender's commitments shall be deemed to have failed, this Agreement shall terminate, and Buyer shall receive a refund of the Earnest Money.

    Conditions Precedent to Closing.

    Buyer's obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

      Performance by Seller. Seller shall have timely performed all obligations required by this Agreement to be performed by it prior to and on the Closing Date.
      Title Policy. Buyer shall have approved, in its sole discretion, the condition of title to the Property and the survey and shall have waived its title contingency pursuant to Section 3.2; and Title Company shall be ready, willing and able to issue the Title Policy at the Closing upon payment of the premium therefor and delivery of all documents described herein at Closing.
      Inspection Contingency. Buyer shall have approved, in its sole discretion, the condition and feasibility of the Property and shall have waived its Inspection Contingency, pursuant to Section 4.
      Representations and Warranties True. The representations and warranties of Seller contained herein were true and correct in all material respects on the date of this Agreement.
      No Material Adverse Change. At no time prior to the Closing Date shall there have been (i) any material adverse change in the physical condition of the Property, ordinary wear and tear excepted (Section 9 shall apply in the case of damage or destruction), or (ii) at any one time, Rent Delinquencies (in the aggregate) by one or more tenants (other than Buyer) occupying in the aggregate more than 5,000 net rentable square feet under a Tenant Lease or Tenant Leases. As used herein, a "Rent Delinquency" shall mean the failure of a tenant to pay a substantial portion of its monthly rent or other amount(s) due to Seller under its Tenant Lease if such failure continues uncorrected for sixty (60) days.
      Tenant Estoppels. Seller shall have obtained from Tenants under Tenant Leases covering not less than eighty percent (80%) of the rentable square footage of the Property (other than that portion occupied by Buyer) Tenant Estoppel Letters signed by each such tenant, without any material exception or claim thereon, and Seller shall have delivered such Tenant Estoppel Letters to Buyer prior to the expiration of the Inspection Period pursuant to Section 4.12.

      The conditions precedent set forth in Sections 5.1 through 5.6 above are intended solely for the benefit of Buyer. If any of the conditions contained in those sections is not satisfied as of the date provided therein, Buyer shall have the right at its sole election either to waive the condition in question and proceed with the purchase or, in the alternative, to terminate this Agreement, whereupon this Agreement shall terminate, the Earnest Money shall be returned to Buyer and the parties shall have no further obligations hereunder.

      Seller's obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

      Performance by Buyer. Buyer shall have timely performed all obligations required by this Agreement to be performed by it prior to and on the Closing Date.
      Representations and Warranties True. The representations and warranties of Buyer contained herein were true and correct in all material respects on the date of this Agreement.

      The conditions precedent set forth in Sections 5.7 and 5.8 above are intended solely for the benefit of Seller. If either of those conditions are not satisfied as of the date prescribed therein, Seller shall have the right at its sole election either to waive the condition in question and proceed with the sale or, in the alternative, to terminate this Agreement. No such termination, however, shall waive Seller's right to retain the Earnest Money if Buyer is then in default under this Agreement.

      Both Buyer's and Seller's obligations under this Agreement are expressly conditioned on, and subject to satisfaction, of the following conditions precedent:

      The 4 Agreements. Buyer and Seller shall have approved each of the 4 Agreements, and waived that condition precedent, on or before the expiration of the Inspection Period, as provided in Section 4.
      Mortgage Release and Subordinations. Seller shall have obtained from its mortgage lender, not later than the expiration of the Lender Review Period, each in form and substance reasonably satisfactory to Seller and to Buyer, (i) a commitment to release the Property from the lien of the Mortgage and the Closing, (ii) a form of subordination agreement that would subordinate the lien of the Mortgage on the Skyline Tower to Buyer's rights under the Parking Agreement, and a commitment by the mortgage lender to execute and record that agreement at Closing, and (iii) a form of subordination agreement that would subordinate the lien of the Mortgage on the Skyline Tower to Buyer's rights under the Courtyard Agreement, and a commitment by the mortgage lender to execute and record that agreement at Closing, and each party shall have given notice to the other that it has approved those commitments and subordination agreements on or before the expiration of the Lender Review Period pursuant to Section 4.
      Subdivision. Seller shall make commercially reasonable efforts, at Seller's sole cost and expense, to complete the lawful division of the real property of which the Land is part and the establishment of the Land as a separate legal lot subject only to restrictions and conditions reasonably acceptable to Seller and Buyer within the time periods set forth below. The division and approval process shall be handled as follows:
          Application. Within ten (10) days after the Date of this Agreement, Seller shall deliver to Buyer for Buyer's review and approval a copy of a subdivision application for establishment of the Land as a separate lot, prior to submitting such application to the City of Bellevue. Buyer's approval of such application shall not be unreasonably withheld or delayed, and Buyer shall be deemed to have approved all restrictions and conditions affecting title to the proposed lot (if any) described therein when Buyer approves the application.
          Conditions to Final Approval. Seller shall promptly notify Buyer when the City of Bellevue has issued its final approval of the proposed subdivision and shall provide Buyer with copies of all final approval documents including all restrictions and conditions imposed on the Land and Skyline Tower. Buyer shall have ten (10) days after receipt of such notice and documentation to object in writing to any restriction or condition imposed by the City of Bellevue as a condition of its final approval that was not a restriction or condition included of the subdivision proposed by Seller in its subdivision application. If Buyer timely objects to any such matter or matters, Seller shall advise Buyer in writing within ten (10) days after receipt of Buyer's written objections: (a) which such matters Seller will remove at Closing; (b) which such matters the Title Company has agreed to insure around in the title policy to be issued at Closing (together with the proposed form of endorsement); and (c) which such matters will not be removed by Seller or insured around by Title Company. After receipt of Seller's response to Buyer's written objections, and if Seller has not agreed to remove all matters to which Buyer objects, Buyer shall notify Seller in writing of Buyer's election to either: (a) terminate the Agreement, in which event the Earnest Money shall be returned to Buyer; or (b) waive its objections to the matters Seller will not remove or cause Title Company to insure around, in which event all such matters shall be deemed approved by Buyer.
          Completion. Buyer shall have ten (10) days after Seller delivers notice to Buyer of completion of the subdivision of the Property as required by this Agreement to object in writing to any new condition affecting title to the Property caused by completion of the subdivision and not previously approved (or deemed approved) by Seller pursuant to other provisions of this Section 5.11. If Buyer timely objects to any such matter or matters, Seller shall advise Buyer in writing within ten (10) days after receipt of Buyer's written objections: (a) which such matters Seller will remove at Closing; (b) which such matters the Title Company has agreed to insure around in the title policy to be issued at Closing (together with proposed form of endorsement); and (c) which such matters will not be removed by Seller or insured around by Title Company. After receipt of Seller's response to Buyer's written objections, and if Seller has not agreed to remove all such matters to which Buyer objects, Buyer shall notify Seller in writing of Buyer's election to either: (a) terminate the Agreement, in which event the Earnest Money shall be returned to Buyer; or (b) waive its objections to the matters Seller will not remove or cause Title Company to insure around, in which event such matters shall be deemed approved by Buyer.
          Termination Rights. Buyer and Seller agree to promptly consider and approve or disapprove each restriction and condition to completion of the subdivision as it becomes known to them from information provided by the City of Bellevue. Should subdivision of the Land not be completed as specified herein for any reason whatsoever by the date that is six (6) months after the Date of this Agreement, Buyer shall have the right to terminate this Agreement without penalty by written notice to Seller and to obtain a refund of the Earnest Money (except as provided below). Should subdivision of the Land not be completed as specified herein for any reason whatsoever by the date that is nine (9) months after the Date of this Agreement, Buyer and Seller shall each have the right to terminate this Agreement without penalty by written notice to the other, in which event Buyer will receive a refund of the Earnest Money (except as provided below). Buyer and Seller acknowledge that Buyer is a tenant in the Property with a lease termination effective May 31, 2003. In the event that either party elects to terminate this Agreement because the subdivision has not been completed as required herein, then the Buyer's lease shall be extended on the same terms and conditions currently set forth therein until the date that is nine (9) months after the date of such termination of this Agreement.

    The conditions precedent set forth in Sections 5.9, 5.10 and 5.11 above are intended for the benefit of both parties. If any of those conditions is not satisfied as of the date prescribed therein, either party shall have the right, at its sole election, either to waive the condition in question and proceed with the sale or, in the alternative, to terminate this Agreement. No such termination shall waive Seller's right to retain the Earnest Money if Buyer is then in default under this Agreement, but otherwise the Earnest Money shall be returned to Buyer after such a termination.

    Operations Pending Closing.
      Operations Pending Closing. At all times prior to the Closing or the sooner termination of this Agreement, Seller agrees: (a) to maintain, manage and operate the Property free from waste and neglect, in accordance with applicable law and consistent with its past management practices; (b) to maintain the Property in its current condition and state of repair (normal wear and tear and casualty loss excepted); (c) to maintain its existing casualty and liability insurance on the Property (to the extent such insurance continues to be available at commercially reasonable premiums); and (d) to perform all of its material obligations under the Tenant Leases and the Contracts. At all times after the expiration of the Inspection Period (or earlier waiver of the Inspection Contingency), Seller agrees (e) not to amend, modify or terminate or permit the termination of any of the Tenant Leases (other than for expansions, renewals and other changes contemplated by a Tenant Lease existing on the Date of this Agreement) or the Contracts without the prior written consent of Buyer, which shall not unreasonably be withheld or delayed; (f) not to lease or rent any portion of the Property without the prior written consent of Buyer, which shall not unreasonably be withheld or delayed; or (g) not to issue a new Contract (other than a Contract in the ordinary course of business and terminable on thirty (30) days or less notice by the owner of the Property) without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. All amendments and modifications of the existing Tenant Leases, and all new leases and rental agreements, made by Seller prior to Closing and permitted under this Agreement shall be considered part of the "Tenant Leases." All amendments and modifications of the existing Contracts, and all new contracts concerning utilities, maintenance, services or operation of the Property, made by Seller prior to Closing and permitted under this Agreement shall be considered part of the "Contracts."
      Condition of Title. At all times prior to the Closing or sooner termination of this Agreement, except as otherwise expressly permitted by another Section of this Agreement, Seller shall not (a) further mortgage, encumber or otherwise change or permit any change in the Permitted Exceptions; (b) enter into any written or oral contracts or agreements which would be binding on Buyer after Closing without the prior written consent of Buyer; or (c) enter into any contracts or agreements to sell or otherwise transfer the Property.
    Closing and Escrow.
      Closing. The Closing hereunder (the "Closing" or the "Closing Date") shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company no later than fifteen (15) days following completion of the subdivision process described in Section 5.11 (as established by the recording of the approved subdivision plat) and satisfaction of all conditions precedent to Closing under this Agreement, but in no event later than May 1, 2003.
      Delivery by Seller. On or prior to the Closing Date, Seller shall deposit with Escrow Holder, for delivery to Buyer at Closing, the following:
        The duly executed and acknowledged Deed, ready for recordation on the Closing Date, together with a duly executed real estate excise tax affidavit;
        Affidavit executed by Seller in the form of Exhibit L hereto (the "FIRPTA Affidavit");
        The duly executed and acknowledged Assignment of Leases assigning to Buyer the Tenant Leases. All security deposits, prepaid rentals or other deposits, if any, held by Seller shall be credited to Buyer at Closing.
        Any reconveyance documents required to eliminate of record any existing deeds of trust and other security documents which are a lien on the Real Property or the Personal Property and any customary affidavits or certifications reasonably required by Title Company to issue the Title Policy;
        The duly executed and acknowledged Parking Agreement;
        The duly executed subordination agreement from Seller's mortgage lender subordinating the Mortgage to Buyer's rights in the Parking Agreement;
        The duly executed and acknowledged Courtyard Agreement;
        The duly executed subordination agreement from Seller's mortgage lender subordinating the Mortgage to Buyer's rights in the Courtyard Agreement;
        The duly executed and acknowledged Redevelopment and Purchase Rights;
        The duly executed Management Agreement;
        The originals of the Tenant Estoppel Letters described in Section 5.6;
        The duly executed Assignment of Contracts;
        The duly executed Bill of Sale; and
        A certificate executed by Seller stating that the representations and warranties in this Agreement were true and correct as of the Date of this Agreement and that there have been no material adverse events as described in Section 5.5.
      Delivery by Buyer. On or prior to the Closing Date, Buyer shall deposit with Escrow Holder, for delivery to Seller at Closing, the following:
        The Purchase Price (as adjusted pursuant to Sections 7.5 and 7.6);
        The duly executed and acknowledged Parking Agreement;
        The duly executed and acknowledged Courtyard Agreement;
        The duly executed and acknowledged Redevelopment and Purchase Rights;
        The duly executed Management Agreement;
        The duly executed and acknowledged Assignment of Leases;
        The duly executed Assignment of Contracts;
        A duly executed real estate excise tax affidavit; and
        A certificate executed by Buyer stating that the representations and warranties in this Agreement were true and correct as of the Date of this Agreement.
      Title Policy; Other Instruments. Seller shall cause Title Company to issue the Title Policy at Closing or as soon thereafter as practicable. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
      Prorations. All revenues and all expenses of the Property, including but not limited to, current real property taxes, drainage district service charges, rents under the Tenant Leases, water, sewer and utility charges, amounts payable under the Contracts or Tenant Leases, and other expenses normal to the operation and maintenance of the Property, but excluding insurance premiums and payments pursuant to any of the Contracts which Buyer has elected not to assume, shall be prorated as of 12:01 a.m. on the Closing Date. Real property tax prorations will be on the basis of the tax installment paid or payable in the year of Closing. Any tax or other expense that is imposed on, or incurred with respect to, both the Property and the Skyline Tower that has not been segregated between those properties by the payee, using its customary procedures, before the Closing Date will be segregated between the properties on the Closing Date by mutual agreement of the parties, reached in good faith, on the basis of relative assessed or market values, square footage, or other reasonable or customary considerations, and only that segregated amount of tax, assessment or other expense attributable to the Property shall be prorated between Buyer and Seller as hereinabove provided. (In the event that the parties cannot in good faith agree on a segregation on the Closing Date, Buyer shall appoint one representative from Broker to represent Buyer and Seller shall appoint one representative from its affiliate Unico Properties to represent Seller, and together such representatives shall appoint a third representative, whose fee, if any, shall be shared equally between Buyer and Seller, and the three representatives so appointed shall agree on the segregation.) Buyer's lease at the Property shall terminate at Closing and Buyer shall receive a credit for any prepayments and deposits under its lease or under any of the Tenant Leases. Utility deposits or prepaid amounts under any of the Contracts assigned to Buyer shall be credited to Seller. Seller shall also receive a credit for leasing commissions and tenant improvement allowances paid by Seller (not to exceed normal and customary amounts for such expenses) in connection with Tenant Leases issued after the Date of this Agreement and assumed by Buyer at Closing. Any rental amounts more than thirty (30) days past due as of the Closing Date shall not be prorated at Closing but only thereafter upon receipt by Buyer and then only after amounts paid after Closing shall first be applied to rents for the month of the Closing, then to the most recently accrued obligations of such tenant, and then to any other outstanding delinquencies.
      Closing Costs and Expenses. Buyer and Seller shall each pay their own attorneys fees and expenses to perform their obligations hereunder in addition to the foregoing:
        Seller shall pay:
          The owner's standard coverage portion of the premium for the Title Policy;
          All real estate excise taxes; and
          One-half (1/2) of the fees for the Escrow Holder.
        Buyer shall pay:
          One-half (1/2) of the fees for the Escrow Holder;
          All costs and expenses of Buyer's consultants and investigations during the Inspection Period;
          The cost of the Survey;
          The premium differential between owner's standard coverage and owner's extended coverage for the Title Policy, plus the cost of all endorsements requested by Buyer;
          All recording costs for the Deed and the 4 Agreements; and
          Any sales tax on the Personal Property (the value of which shall be as reasonably estimated by Buyer).
      Closing Statements. The prorations shall be made on the basis of a written closing statement submitted by Escrow Holder to Buyer and Seller prior to the Closing Date and approved by Buyer and Seller, which approval shall not unreasonably be withheld. In the event any prorations or apportionments made hereunder shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated between Buyer and Seller when the information is available. Notwithstanding the foregoing, any adjustments or re-prorations shall be made, if at all, within one hundred eighty (180) days after the Closing Date.
      Delivery Outside of Escrow. Seller shall deliver to Buyer at Closing outside of the Closing escrow the originals of the diligence materials referenced in Section 4 (including but not limited to the originals of the Tenant Leases and Contracts), keys and/or codes to all doors and security equipment, copies of those portions of the books and records of Seller used in the operation, maintenance, repair and protection of the Property (to the extent not previously delivered pursuant to Section 4), and such other records and items as reasonably requested by Buyer.
    Representations and Warranties. Seller and Buyer make the following representations and warranties:
      Seller's Representations. Seller represents and warrants to Buyer as of the Date of this Agreement:
        Tenant Leases. There are no leases, licenses or other agreements granting any person or party the right to use or occupy the Property or any portion thereof except the Tenant Leases. The Tenant Leases have not been modified, amended or terminated except as identified on Exhibit D. To Seller's current actual knowledge, neither Seller nor any tenant is in default under or has asserted any default under the Tenant Leases and no event has occurred which with the giving of notice or passage of time, or both, would constitute a default under any of the Tenant Leases. Seller has completed all tenant buildout items or other improvements required to be completed by Seller under the Tenant Leases. All brokerage commissions with respect to the Tenant Leases and any renewals, extensions or expansions made to date have been paid in full.
        Litigation. There is no claim, litigation, or proceeding pending against Seller, or to Seller's current actual knowledge threatened against Seller, which relates to the Property, the Tenant Leases, the Contracts, or the transactions contemplated by this Agreement, except as disclosed in the Disclosure Documents.
        Compliance. Except as disclosed in the Disclosure Documents and in Schedule 8.1.3: (i) to Seller's current actual knowledge all permits, licenses and other governmental authorizations required to own and operate the Property as it is currently operated and used have been obtained and are in full force and effect; (ii) Seller has not received any notice or claim that the current operation and use of the Property is not in compliance with applicable laws and any agreements affecting the Property; and (iii) there are no unsatisfied requests or demands for repairs, restorations or improvements from any person, entity or authority, including, but not limited to, any tenant, lender, insurance carrier or governmental authority.
        No Prior Options, Sales or Assignments. Seller has not granted any options nor obligated itself in any manner whatsoever to sell the Property or any portion thereof to any party other than Buyer.
        Condition of Improvements. Except as disclosed in the Disclosure Documents, to Seller's current actual knowledge, the structural components, roofs, mechanical, electrical, plumbing, elevator and HVAC systems of the Improvements are in good working order and free from material defects, ordinary wear and tear excepted.
        Special Assessments. To Seller's current actual knowledge there are no special assessments pending against the Property (except for Permitted Exceptions), and Seller has not been notified of contemplated improvements to the Property or the area surrounding the Property that would result in the assessment of a special improvement or similar lien against the Property.
        Utilities. Except as disclosed in the Disclosure Documents, the Property is served by all customary utilities and such utilities are in good working order and adequate to serve the Property. Except as disclosed in the Disclosure Documents, to Seller's current actual knowledge, all water, sewer, gas, electric, telephone, drainage and other utility service lines or facilities serving the Property or required by law are located within the boundaries of the Property or within land dedicated to public use or within recorded easements for same, and there are no tanks on or under the Property.
        Existing Agreements. There are no contracts, agreements or understandings (whether written or oral) relating to the Property which will be binding on Buyer after Closing, except for the Permitted Exceptions, the Tenant Leases and the Contracts assumed by Buyer. The Contracts have not been modified, amended or terminated except as identified in Exhibit F and, to Seller's current actual knowledge, neither Seller nor any other party is in default under any of the Contracts.
        Environmental Compliance. Except as disclosed in the Disclosure Documents and Schedule 8.1.9, Seller has not used or disposed of any Hazardous Substances on the Property, and to Seller's current actual knowledge there are no hazardous substances located on or within the Property. For the purposes of this Agreement, "Hazardous Substances" shall mean asbestos (whether or not friable), petroleum and petroleum derivatives and products, and any substance, chemical, waste or other material which is listed, defined or otherwise identified as "hazardous" or "toxic" under any federal, state or local ordinance or law or any administrative agency rule or determination, except for cleaning solvents, paints and similar materials used in the ordinary course of business in compliance with applicable law.
        Reports. To Seller's current actual knowledge, the Operating Statements and all financial information, schedules and other documents containing factual information delivered to Buyer by Seller concerning the Property in connection with this Agreement are complete and accurate in all material respects.
        Status and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Seller and is binding on and enforceable against Seller in accordance with its terms. Seller has obtained all authorizations or approvals necessary in order for Seller to enter into and perform its obligations under this Agreement and to execute and deliver those documents to be executed and delivered by Seller at Closing.
        No Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein does or will conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, charter, operating agreement, lease or other agreements or instruments to which Seller is a party.
        Employees. Seller has no employees for which Buyer shall have any liability or responsibility after Closing.
        Seller's Current Actual Knowledge. The representations and warranties herein which are based upon the current actual knowledge of Seller are based upon the current actual knowledge of Quentin W. Kuhrau, Justin Dennett, Michael Benoit and Darrin Williams, who are employees of Unico Properties, Inc. with primary responsibility for management, leasing and sale of the Property, without any imputation of knowledge as a result of agency or constructive knowledge principles, and without any obligation on Seller's part to undertake any investigation or take any affirmative action to acquire any knowledge.

      Subject to the limitations set forth below, on and after the Closing Seller shall defend, protect, indemnify and hold Buyer harmless from and against any and all loss, damage, liability or expense, including attorneys' fees and costs, Buyer may suffer as a result of (y) any material breach of or material inaccuracy in the foregoing representations and warranties and (z) any claim by any person or party for personal injury (including death) or damage to property arising out of facts and circumstances occurring (or alleged to have occurred) prior to the Closing Date (other than facts or circumstances arising from acts or omissions of Buyer in its capacity as a current tenant of the Property, and except as provided in Section 4.14). The foregoing indemnity obligation is subject to the following limitations:

      (i) Seller will have no liability (under the foregoing indemnity or otherwise) for any breach or inaccuracy of any of the foregoing representations and warranties unless Buyer notifies Seller of a claim of such liability on or before the second (2nd) anniversary of the Closing Date with respect to a claim based upon Section 8.1.9, and on or before the first (1st) anniversary of the Closing Date with respect to all other matters, by providing written notice to Seller specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer must file suit against Seller asserting such claim within six (6) months after the delivery of such notice, or such claim shall expire.

      (ii) Seller will have no liability for indemnification with respect to any matter described in clause (y) or (z) above until the total of all losses, damages, liabilities and expenses (collectively, "Losses") suffered by Buyer as a result of all such matters exceeds $250,000, and only then for the amount by which Buyer's Losses exceeds that sum, provided that such threshold shall not apply in case of fraud or intentional misrepresentation by Seller; and

      (iii) If Seller acquires knowledge following the Date of this Agreement and prior to the Closing Date of any matter which caused its representations and warranties to be untrue or inaccurate in any material respect when made, Seller shall promptly disclose such matter to Buyer in writing. In the event that Seller discloses any such matter, or in the event that Buyer is or becomes aware prior to the Closing of any matter which causes or caused any of Seller's representations and warranties to be untrue or inaccurate in any material respect when made, Seller shall bear no liability (under the foregoing indemnity or otherwise) for such matter (provided that Seller has not breached an express covenant set forth in this Agreement), but Buyer shall have the right to elect in writing, on or before the Closing Date, (i) to waive such matter and complete the purchase of the Property in accordance with the terms of this Agreement, or (ii) as to any matter disclosed following the expiration of the Inspection Period, to terminate this Agreement and receive a refund of the Earnest Money. Upon such termination, the Earnest Money shall be delivered by Escrow Agent to Buyer, the Agreement shall be cancelled, and Buyer and Seller shall not have any further liability to the other under this Agreement except those obligations expressly surviving termination of this Agreement. Buyer's election to proceed with this Agreement shall constitute Buyer's conclusive agreement to accept or waive any such matters disclosed to, known to or discovered by Buyer as described herein.

      Buyer's Representations. Buyer represents and warrants to Seller as of the Date of this Agreement as follows:
        Status and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. This Agreement has been duly authorized, executed and delivered by Buyer and is binding on and enforceable against Buyer in accordance with their terms.
        No Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein does or will conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, charter, operating agreement, lease or other agreements or instruments to which Buyer is a party.

      Subject to the limitations set forth below, on and after the Closing, Buyer shall defend, protect, indemnify and hold Seller harmless from and against any and all loss, damage, liability or expense, including attorneys' fees and costs, Seller may suffer as a result of (y) any material breach of or any material inaccuracy in the foregoing representations and warranties and (z) any claim by any person or party for personal injury (including death) or damage to property arising out of facts and circumstances occurring (or alleged to have occurred) on or after the Closing Date. The foregoing indemnity obligation is subject to the following limitations:

      (i) Buyer will have no liability (under the foregoing indemnity or otherwise) for any breach or inaccuracy of any of the foregoing representations and warranties unless Seller notifies Buyer of a claim of such liability on or before the sixth (6th) month anniversary of the Closing Date, by written notice specifying the factual basis of that claim in reasonable detail to the extent then known by Seller, and Seller files suit against Buyer asserting such claim within two (2) months after the delivery of such notice;

      (ii) Buyer will have no liability for indemnification with respect to any matter described in clause (y) or (z) above until the total of all losses, damages, liabilities and expenses (collectively, "Losses") suffered by Seller as a result of all such matters exceeds $250,000, and on then for the amount by which Seller's Losses exceeds that sum.

      As-Is Sale and Purchase; Release. As a material inducement to Seller to enter into this Agreement and to convey the Real Property to Buyer, Buyer hereby acknowledges and agrees that, except as otherwise expressly set forth in this Agreement:
        Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS", and Buyer will, by the time called for herein, make or have waived all inspections of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.
        EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1 OF THIS AGREEMENT AND IN THE INSTRUMENTS TO BE DELIVERED BY SELLER AT CLOSING, SELLER (NOR ANY PERSON OR ENTITY ACTING ON ITS BEHALF) HAS NOT MADE AND IS NOT MAKING ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, DIMENSIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE REAL PROPERTY (INCLUDING WITHOUT LIMITATION: (I) VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF ANY OF THE REAL PROPERTY, (II) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE REAL PROPERTY, AND (III) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE REAL PROPERTY). BUYER AGREES THAT BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON ANY REPRESENTATION OR WARRANTY OF SELLER CONCERNING THE REAL PROPERTY EXCEPT AS EXPRESSLY SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES THAT IT HAS BEEN IN OCCUPANCY OF A SUBSTANTIAL PORTION OF THE PROPERTY, AS A MAJOR TENANT, FOR MANY YEARS, THAT IT IS A KNOWLEDGEABLE BUYER OF REAL ESTATE, THAT IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF BUYER'S CONSULTANTS, AND THAT BUYER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE REAL PROPERTY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS IT DEEMS REASONABLE, NECESSARY OR APPROPRIATE. BUYER FURTHER AGREES THAT IT SHALL RELY UPON SUCH INSPECTIONS AND INVESTIGATIONS, AND THAT UPON THE CLOSING IT SHALL ASSUME THE RISKS THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS, EXCEPT TO THE EXTENT OF A SPECIFIC WARRANTY OR REPRESENTATION BY SELLER IN SECTION 8.1 ABOUT SUCH ADVERSE MATTER. BUYER FURTHER AGREES THAT, AT THE CLOSING, SELLER WILL CONVEY TO BUYER AND BUYER WILL ACCEPT THE REAL PROPERTY, "AS IS, WHERE IS, WITH ALL FAULTS," AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE REAL PROPERTY BY SELLER OR ANY THIRD PARTY.
        Neither Seller nor its successors or assigns shall be bound by or liable for, and Buyer shall not rely upon, any statement, promise, document, instrument, certificate, commitment, undertaking, error, inaccuracy, negligence, misconduct or omission of any third person or entity, including those of Broker, unless the same is expressly confirmed and approved by Seller in writing.
        In recognition of the foregoing and the opportunity afforded to Buyer pursuant to Section 4 hereof to investigate any and all aspects of the Property as Buyer determines to be appropriate, Buyer and its subsidiaries, officers, directors, managers, members, agents, affiliates, and their successors and assigns, each agree that Seller, its property manager, each of their managers, members, employees, agents, affiliates and their successors and assigns (collectively, the "Seller Released Parties") are hereby released from any and all actions, suits, liabilities, damages, loss, costs and claims of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, whether in tort or contract, in law or in equity, which they may now have or may hereafter have against Seller Released Parties by reason of any matter related to or arising from Seller's ownership, operation or use of the Property; the physical, environmental, economic or legal condition of the Real Property; or any other aspect or condition of the Real Property; provided, however, that the foregoing release shall not extend to, or provide a release from, the representations, warranties, covenants, and indemnifications made by Seller in this Agreement or in the documents to be delivered at the Closing. Buyer hereby agrees and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to actions, suits, liabilities, damages, loss, costs and claims, which are presently unknown, unanticipated and unsuspected, and it further agrees, represents and warrants that this Agreement has been negotiated and agreed upon in light of that such acknowledgement and that, except as otherwise expressly provided in the preceding sentence, Buyer nevertheless hereby agrees to release the Seller Released Parties as provided in this Section 8.3.4.

    __________________ _______________________
    SELLER'S INITIALS BUYER'S INITIALS

    Loss by Fire or Other Casualty; Condemnation. In the event that all or any material portion of the Property is damaged or destroyed by any casualty or is the subject of a taking or condemnation under the provisions of eminent domain law after the Date of this Agreement but prior to the Closing Date, Buyer may terminate this Agreement and the Earnest Money shall be returned to Buyer. If Buyer does not elect to terminate this Agreement, then Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing, but the following shall apply at the Closing: (a) in the event of a casualty, Buyer shall receive a credit against the Purchase Price at Closing for the reasonably estimated remaining cost to restore the Property to its condition immediately prior to such casualty (it being understood that the proceeds of any casualty insurance shall be and remain payable to Seller); and (b) in the event of a taking, Seller shall assign to Buyer its rights to any condemnation proceeds resulting from such taking and shall not make any settlements without Buyer's prior written approval.
    Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, subject to the rights of tenants under the Tenant Leases.
    Default; Remedies.
      Default by Buyer. If Buyer fails to complete the purchase of the Property in accordance with the terms of this Agreement (all conditions to Buyer's obligations having been satisfied or waived), Seller may (i) terminate this Agreement by notice to Buyer and, as Seller's sole and exclusive remedy, retain the Earnest Money as liquidated damages, or (ii) specifically enforce this Agreement. Buyer expressly agrees that the delivery to and the retention of the Earnest Money by Seller represents a reasonable estimation of the damages in the event of Buyer's default, that actual damages may be difficult to ascertain and that this provision does not constitute a penalty. The foregoing limitation on the liability of Buyer shall not be applicable with respect to Buyer's obligations to be performed or enforced after Closing.
      Default by Seller. If Seller fails to complete the sale of the Property in accordance with the terms of this Agreement (all conditions precedent to Seller's obligations having been satisfied or waived), Buyer may elect to pursue any one or more of the following remedies: (a) terminate this Agreement, receive a refund of the Earnest Money; (b) sue for damages (as hereinafter limited); or (c) specifically enforce this Agreement. Any claim for damages by Buyer hereunder shall be limited to Buyer's out-of-pocket expenses and other actual or direct damages (which the parties agree shall include, without limitation, moving expenses and any other costs incurred by Buyer associated with leasing replacement premises), and there shall be no claim by Buyer for lost profits, consequential, indirect or special damages. Should Seller's lender fail to provide all releases and subordination agreements as required under this Agreement for any reason outside of Seller's reasonable control, it shall not constitute a default by Seller, but rather a failure of a condition precedent, and Buyer's sole remedy shall be to terminate this Agreement upon notice to Seller and receive a full refund of the Earnest Money.
      Attorneys' Fees. In the event either party brings an action or any other proceeding against the other party to enforce or interpret any of the terms, covenants or conditions hereof, the substantially prevailing party in any such action or proceeding shall be paid all costs and reasonable attorneys' fees by the other party in such amounts as shall be set by the court, at trial and on appeal.
    Redevelopment and Purchase Rights. At Closing Buyer and Seller shall execute and record a Right of First Offer to Redevelop and Right of First Refusal to Purchase (the "Redevelopment and Purchase Rights") in a form to be negotiated during the Inspection Period, which will give Seller a right of first opportunity to redevelop the Property as Buyer's developer if Buyer elects to redevelop the Property at any time within twenty (20) years after Closing, and a right of first refusal to match any offer to purchase the Property if Buyer elects to sell the Property at any time within twenty (20) years after Closing. Any election regarding redevelopment or sale of the Property shall be made in Buyer's sole discretion, and nothing herein or in the Redevelopment and Purchase Rights shall create any obligation of Buyer to redevelop or sell the Property at any time. Seller's obligations under this Agreement are contingent upon the parties agreeing to a mutually acceptable form of Redevelopment and Purchase Rights during the Inspection Period, and, if Seller is not satisfied with the form of Redevelopment and Purchase Rights proposed by Buyer at the expiration of the Inspection Period, Seller may terminate this Agreement as provided in Section 4 above.
    Management Agreement. At Closing, Buyer and Seller shall execute a management agreement (the "Management Agreement") in form to be negotiated during the Inspection Period. The Management Agreement will employ an affiliate of Seller, Unico Properties, Inc., as property manager at the Property, for an initial term of one (1) year following Closing, terminable at any time for cause, with successive one (1) year renewal options after the initial term, including the economic terms set forth on Schedule 13 attached hereto, and otherwise on terms that correspond in all material respects with the existing management agreement for the Property (a copy of which shall be made available to Buyer upon the mutual execution of this Agreement pursuant to Section 4.2 above). Seller's obligations under this Agreement are contingent upon the parties agreeing to a mutually acceptable form of Management Agreement during the first twenty (20) days of the Inspection Period, and, if Seller is not satisfied with the form of Management Agreement proposed by Buyer within such time, Seller may terminate this Agreement as provided in Section 4 above.
    Miscellaneous.
      Brokers and Finders. Each party represents to the other that no broker or finder has been involved in this transaction except for Robert Wallace / Wallace Properties, Inc. ("Broker"). Seller shall pay to Broker at Closing a commission in the amount of Two Hundred Sixteen Thousand Six Hundred Fifty Dollars ($216,650), which amount represents One and Seventy-Five Hundredths Percent (1.75%) of the Purchase Price. In the event of a claim for broker's fee, finder's fee, commission or other similar compensation in connection with this Agreement other than Broker, Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify Seller against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) which Seller may sustain or incur by reason of such claim. Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify Buyer against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) which Buyer may sustain or incur by reason of such claim. Notwithstanding anything to the contrary herein, the provisions of this Section 14.1 shall survive the termination of this Agreement or the Closing.
      Notices. All notices, demands, requests, consents and approvals which may, or are required to, be given by any party to any other party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by a nationally recognized overnight delivery service, or if mailed or deposited in the United States mail and sent by registered or certified mail, return receipt requested, postage prepaid to:

      Buyer at: First Mutual Bank

      P.O. Box 1647

      400 108th Avenue NE

      Bellevue, WA 98004

      Attention: Robin Carey

      With a copy to: Foster Pepper & Shefelman PLLC

      1111 Third Avenue, Suite 3400

      Seattle, WA 98101

      Attention: Doug Prince / Richard Chamberlain

      Seller at: University Street Properties IV, LLC

      c/o Unico Properties, Inc.

      1301 Fifth Avenue, Suite 3500

      Seattle, WA 98101

      Attention: Quentin W. Kuhrau

      With a copy to: Heller Ehrman White & McAuliffe LLP

      701 Fifth Avenue, Suite 6100

      Seattle, WA 98104-7098

      Attention: John W. Hanley, Jr.

      and to: Wafra Investment Advisory Group

      345 Park Avenue

      New York, NY 10022

      Attention: Ed Ryan

      and to: Citigroup Investments Inc.

      599 Lexington Avenue

      26th Floor

      New York, NY 10022

      Attention: John Deutsche

      or to such other addresses as either party hereto may from time to time designate in writing and deliver in a like manner. All notices shall be deemed complete upon actual receipt or refusal to accept delivery.

      Assignment. Buyer's rights under this Agreement are not assignable without the prior written consent of Seller, which shall not unreasonably be withheld; provided, however, Buyer may assign this Agreement without the consent of Seller to any parent entity, purchaser, or affiliate of Buyer. Seller's rights under this Agreement are not assignable without the prior written consent of Buyer, which shall not unreasonably be withheld.
      Amendment, Waiver. No modification, termination or amendment of this Agreement may be made except by written agreement. No failure by Seller or Buyer to insist upon the strict performance of any covenant, agreement, or condition of this Agreement or to exercise any right or remedy shall constitute a wavier of any such breach or any other covenant, agreement, term or condition. No waiver shall affect or alter this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. All the terms, provisions, and conditions of this Agreement shall inure to the benefit of and be enforceable by Seller's or Buyer's permitted successors and assigns.
      Survival. All provisions of this Agreement which involve obligations, duties or rights to be performed after the Closing Date or the recording of the Deed, and all representations, warranties and indemnifications made in or to be made pursuant to this Agreement shall survive the Closing Date and/or the recording of the Deed.
      Captions. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.
      Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the final and complete agreement between the parties with respect to the purchase and sale of the Property and supersede all prior and contemporaneous agreements, letters of intent and understandings between the parties hereto relating to the subject matter of this Agreement.
      No Joint Venture. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.
      Governing Law; Time. This Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Washington. "Day" as used herein means a calendar day and "business day" means any day on which commercial banks are generally open for business. Any period of time which would otherwise end on a non-business day shall be extended to the next following business day. Time is of the essence of this Agreement.
      Exhibits. All exhibits attached hereto or referenced herein are incorporated in this Agreement.
      Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such provisions had not been contained herein.
      Counterparts. This Agreement and the documents to be delivered hereunder may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[The Remainder of This Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

UNIVERSITY STREET PROPERTIES IV, LLC,

a Washington limited liability company

By: Unico Investment Company,

a Delaware corporation,

Managing Member

By: /s/ Quentin W. Kuhran

Name: Quentin W. Kuhran

Title: SVP

BUYER:

FIRST MUTUAL BANK,

a Washington corporation

By: /s/John R. Valaas

Name: John R. Valaas

Title: President and CEO

By: /s/ Robin R. Carey

Name: Robin R. Carey

Its: SVP

List of Schedules and Exhibits

SCHEDULE 8.1.3

SCHEDULE 8.1.9

SCHEDULE 13

EXHIBIT A - Description of the Land

EXHIBIT B - Sketch of Property

EXHIBIT C - Description of the Skyline Tower

EXHIBIT D - List of Tenant Leases

EXHIBIT E - List of Personal Property

EXHIBIT F - List of Service Contracts

EXHIBIT G - Form of Deed

EXHIBIT H - Form of Assignment of Leases

EXHIBIT I - Form of Assignment of Contracts

EXHIBIT J - Form of Bill of Sale

EXHIBIT K - Form of Tenant Estoppel Letter

EXHIBIT L - Form of FIRPTA

SCHEDULE 8.1.3

* 400 Building Code Review; performed by HOK Burgess; dated October 2, 2000; detailing the level of compliance of the Property with the current building code for the City of Bellevue.

* Correspondence from Michael Benoit to Mike Brennan; dated July 6, 2001; detailing a preliminary plan of common area corridor upgrades at the Property.

* Correspondence from Michael Benoit to Mike Brennan; dated November 16, 2001; detailing an updated plan of common area corridor upgrades at the Property.

* Correspondence from Michael Brennan to Pat Morosic Weber; dated January 13, 2002; summarizing prior conversations on the plans for common area corridor upgrades at the Property.

* Plans and drawings submitted by HOK Burgess to City of Bellevue dated February 14, 2002; detailing ceiling upgrades to 6th floor.

* Correspondence from Hank Weaver to J. Dennett and D. Williams dated May 24, 2002; draft response to Mike Brennan (unsent).

* Correspondence from Hank Weaver to Mike Brennan dated May 29, 2002; providing detail drawing of "one hour tunnel" upgrade plan.

* Correspondence from Hank Weaver to Mike Brennan dated June 6, 2002; minutes from June 5 meeting between parties re planned corridor and ceiling upgrades.

* Correspondence from Hank Weaver to Mike Brennan dated June 6, 2002; providing detail drawings of ceiling and corridor plans.

SCHEDULE 8.1.9

* HOK Burgess Building Code Review, dated October 2, 2000;

* Dames & Moore Phase I E.S.A., dated 9/30/98;

* Marx Okubo Building Condition Report, dated 9/28/98;

* Lerch Bates Elevator Acquisition Survey, dated 10/6/98;

* Clayton Asbestos Investigative Report, dated 9/13/96;

* Clayton Sample Collection of Suspect Asbestos-Containing Joint Compound/Wallboard Systems, dated June 13, 2001.

* Clayton A.C.M Operations and Maintenance Program;

* Dames & Moore Asbestos Survey, dated 6/10/96.

SCHEDULE 13

BUSINESS TERMS OF MANAGEMENT AGREEMENT

TERM:

Commencing upon the commencement date for one (1) firm term of twelve (12) months terminable by either party immediately for cause only, then renewable at owner's election for additional twelve (12) month periods terminable by either party with thirty (30) days notice or immediately for cause.

OPERATING ACCOUNT EXPENSES:

Manager's pass through expenses shall be agreed upon during the Inspection Period.

MANAGER'S COMPENSATION:

Management fee shall equal three percent (3%) of gross revenues. Gross revenues will include an agreed-upon imputed rent on all First Mutual space. The amount of the imputed rent will be negotiated during the Inspection Period.

CONSTRUCTION MANAGEMENT FEE:

Should Owner elect to have Manager supervise tenant and/or building improvements, Manager shall be entitled to a construction management fee equal to five percent (5%) of the total cost of tenant and building improvements for work.

LEASING COMMISSIONS:

With respect to new leases for a five year term, where an outside broker is not involved, manager shall receive $4.00 per rsf. When an outside broker is involved, manager shall receive $2.00 per rsf on a five year term.

With respect to five year renewal, expansion or extension leases where an outside broker is not involved, manager shall receive $2.00 per rsf. When an outside broker is involved on a five year deal, manager shall receive $1.50 per rsf. For terms shorter or longer than five years the commission shall be prorated. The manner and amount of proration shall be set during the Inspection Period.

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B

SKETCH OF PROPERTY

[See Attached]

EXHIBIT C

LEGAL DESCRIPTION OF SKYLINE TOWER

EXHIBIT D

LIST OF TENANT LEASES

Document Dated

Adhost

Lease January 30, 1996

1st Amendment January 15, 1997

2nd Amendment July 1, 1998

3rd Amendment March 28, 2002

BenefitPort NW

Lease June 25, 1997

Amend 1 January 20, 1998

Amend 2 November 11, 1998

Sublease December 20, 1999

Consent to sublease January 4, 2002

Sublease November 10, 2000

Consent to Sublease November 17, 2000

Sublease December 11, 2001

Consent to Sublease December 13, 2001

Lease March 22, 1996

Assumption June 25, 1997

Assign/Assumpt October 27, 1998

Charles Pankow Builders

Lease March 22, 2002

Chuetsu Pulp and Paper Company

Lease November 10, 1997

1st Amendment November 11, 1998

Civiltech Corporation

Lease June 7, 1999

LL Consent to Sublease April 28, 2000

Sublease Agreement April 28, 2000

Sublease Agreement July 25, 2001

Olsten Heath Services (aka Kimberly, aka Gentiva Health Care)

Lease October 30, 1997

GP Realty Finance, Inc.

Lease December 10, 1993

1st Amendment January 31, 1997

January 21, 2002

3rd Amendment March 1, 2002

Storage Agreement June 25, 2001

Executive Search Health Care Specialists, Inc.

Lease March 7, 1997

1st Amendment August 27, 1997

2nd Amendment February 8, 2002

James T. Hillman

Lease July 1, 1998

Jack R. Burns

Lease September 5, 1997

1st Amendment April 16, 2002

Steve Zhu

Lease June 8, 1998

Marketing Company Internantional

Lease March 21, 2000

Storage Agreement May 16, 2000

Northwest Research Group

Lease September 27, 1993

1st Amendment June 10, 1997

2nd Amendment November 11, 1998

LL Consent to Sublease March 27, 2002

Sublease document April 1, 2000

Storage Agreement December 7, 1993

Sky Mortgage

Lease July 26, 2000

Storage Agreement January 15, 2002

TCI, Inc.

Lease April 1, 1996

1st Amendment July 23, 1997

2nd Amendment June 28, 2000

Storage Agreement May 15, 1996

400 Building

Storage & Satellite Rent Roll

SPACE TENANT Building

1 Sky Mortgage 400

2 The Marketing Company Int'l 400

3 Greg Esau none

4 Unico Properties - Engineers

5 Janitors - Dependable Bldg Maint

6 Cypress Communications none

7 Richard Briscoe none

8 Vacant

9 Nurseryroom

10 GP Realty 400

11 Vacant

12 Vacant

13 Infrastrux Skyline

14A Infrastrux Skyline

14B Rainbow Valley Skyline

15 First Mutual Bank

16A Maintenance Shop

16B TCI Inc. 400

17 BenefitPort NW (Reppond) both

18 Q Point Home Mortgage n/a

19 Q Point Home Mortgage n/a

20 First Mutual Bank

21 Engineering

27 Hohlbein, LeMoine, Lichtenberg Skyline

30A H.C. Visse Co. Skyline

30B Vacant (unleasable)

32 First Mutual Bank

40 Reed & Polito Skyline

41 Gary Gigot Skyline

42 BenefitPort NW (Reppond) Skyline

43 National City Mortgage

44 Dain Rauscher Skyline

46 Colliers Skyline

47 Oseran Hahn Skyline

60 Rainbow Valley Skyline

61 First Mutual Bank

EXHIBIT E

LIST OF PERSONAL PROPERTY

[To be Attached]

EXHIBIT F

LIST OF SERVICE CONTRACTS

Contractor

x CARPET CLEANING Servicemaster

ELEVATOR SERVICE Eltec Systems

FIRE SYSTEMS Simplex Grinnell

JANITORIAL SERVICE Dependable Building Maintenance

LANDSCAPING

x Exterior TruGreen Landcare

Interior Plant Care Plantscapes

PEST CONTROL United Pest Control

SECURITY Northwest Security Services Inc.

WINDOW CLEANING & BLINDS See Clear

EXHIBIT G

FORM OF DEED

[See Attached]

EXHIBIT H

FORM OF ASSIGNMENT OF LEASES

[See Attached]

EXHIBIT I

FORM OF ASSIGNMENT OF CONTRACTS

[See Attached]

EXHIBIT J

FORM OF BILL OF SALE

[To be Attached]

EXHIBIT K

FORM OF TENANT ESTOPPEL LETTER

[See Attached]

EXHIBIT L

FORM OF FIRPTA

[See Attached]

234660 v02.SE (512C02!.DOC)
3/26/04 11:34 AM (36970.0010)

Amendment

to

Real Property Purchase and Sale Agreement

This Amendment to Real Property Purchase and Sale Agreement (this "Amendment") is made and entered into as of this 24th day of September, 2002, by and between FIRST MUTUAL BANK, a Washington corporation ("Buyer"), and UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company ("Seller").

Recitals

Whereas, Buyer and Seller are parties to that certain Real Property Purchase and Sale Agreement dated June 28, 2002, as amended by letter agreements dated July 18, 2002, August 5, 2002, and September 10, 2002 (collectively, the "Agreement");

Whereas, the parties wish to further amend the agreement in order to reduce the purchase price stated therein; and

Whereas, all capitalized terms not defined herein shall have the meanings given such terms in the Agreement.

Agreement

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree and follows:

1. Purchase Price Reduction. Section 2.1 of the Agreement is amended to read in full as follows:

2.1 Purchase Price. The purchase price for the Property (the "Purchase Price") shall be ELEVEN MILLION SEVEN HUNDRED THIRTY THOUSAND DOLLARS ($11,730,000.00), subject to adjustments as provided for under this Agreement. Subject to Section 15 below, the Purchase Price shall be paid by Buyer to Seller in good funds on the Closing Date (as defined below).

2. Additional Delivery by Buyer. Section 7.3 is amended by the addition of the following new sentence at the end of the section (after subsection 7.3.9):

In addition, on or prior to the Closing Date, Buyer shall deposit with Escrow Holder, for investment after Closing and eventual disbursement to Seller or to Buyer (or in part to Seller and in part to Buyer) pursuant to Section 15, the sum of $250,000 (the "Post-Closing Deposit").

3. Post-Closing Escrow. A new Section 15 is added to the Agreement to read in full as follows:

15. Post Closing Escrow. The following provisions will govern the investment and eventual disbursement of the Post-Closing Deposit.

15.1 Definitions. The following definitions apply:

15.1.1 "Qualified Lease" means, subject to the limitation in Section 15.2, any lease for space in the Building to a party other than First Mutual Bancshares or one of its subsidiaries or affiliates that is executed by landlord and tenant (and becomes legally binding) prior to the first twelve month anniversary of the Closing Date and that requires the tenant to pay an average annual rent payment per square foot full service gross, for the Qualified Term of the lease, in excess of $16.90.

15.1.2 "Qualified Term" means the actual term of a Qualified Lease, measured in months, (without regard to extension options). Qualified Term will not exceed 60 months.

15.1.3 "Excess Annual Rent" means the positive difference between the average annual rent payment per square foot full service gross required by a Qualified Lease for its Qualified Term and $16.90.

15.1.4 "Gross Payment Amount" means the Excess Annual Rent attributable to a Qualified Lease divided by the Applicable Cap, multiplied by total of the net rentable square feet covered by the Qualified Lease.

15.1.5 "Excess Lease-up Costs" means the total of costs that the landlord will be required to pay under a Qualified Lease during the Qualified Term for tenant improvements and for leasing commissions that exceed, in the aggregate, $19.00 multiplied by the total of the net rentable square feet covered by a Qualified Lease.

15.1.8 "Applicable Cap" means the capitalization rate (expressed as a decimal) applicable to a Qualified Lease based on the length of its Qualified Term according to the following table:

Applicable Term Capitalization Rate

36-60 months 0.08

19-35 months 0.12

0-18 months 0.15

15.1.9 "Net Payment Amount" means the Gross Payment Amount attributable to a Qualified Lease minus the Excess Lease-up Costs, if any, for that Qualified Lease.

15.2 Limits on Qualified Leases. No lease that is primarily for storage space in the Building shall be considered a "Qualified Lease." "Qualified Leases" may not, in the aggregate, cover more than 19,895 net rentable square feet in the Building. Seller shall cause its agent, Unico Properties, Inc., to calculate the aggregate net rentable square feet in the Building covered by all Qualified Leases then in existence as each Qualified Lease is executed. If landlord and tenant execute a lease that would be a Qualified Lease but for the fact that its net rentable square footage, when added to the aggregate net rentable square footage of the prior Qualified Lease(s), will exceed the aggregate square foot limitation set forth above, that lease shall be considered (for the purposes of this Section 15 only) bifurcated into two leases, one of which (the "Earn-Out Lease") shall be considered to cover the maximum net rentable square footage remaining available under the aggregate square foot limitation on Qualified Leases and the other of which (the "Non-Earn-Out Lease") shall be considered to cover the balance of the square footage actually covered by the lease. The rent, leasing commission, tenant improvement allowance and other terms and conditions of the lease shall be allocated between the Earn-Out Lease and the Non-Earn-Out Lease on the basis of square footage, and the Earn-Out Lease shall be considered a "Qualified Lease" for purposes of this Section 15.

15.3 Post-Closing Account. Escrow Holder shall hold the Post-Closing Deposit in an escrow account for the benefit of Seller and Buyer (the "Post-Closing Account"). Escrow Holder shall deposit the funds in the Post-Closing Account in an interest-bearing account at a reputable bank or other financial institution (other than Buyer), and all interest earned thereon shall be reported for tax purposes as earned by Buyer. Escrow Holder may, from time to time, withdraw from the funds in the Post-Closing Account the amount of its periodic standard escrow fee to maintain such an escrow account.

15.4 Calculations. As soon as practicable after execution of a Qualified Lease, Unico Properties, Inc. as agent for Seller shall send a Certificate to Buyer calculating the Net Payment Amount, if any, attributable to that lease. The Certificate shall show in detail Seller's computation of each component that goes into the calculation of Net Payment Amount. An example of such a Certificate (based on a hypothetical Qualified Lease) is attached hereto as Exhibit M and incorporated herein.

15.5 Review. Buyer shall review the Certificate and within five (5) business days after receipt (i) approve the calculations as correctly made in accordance with the provisions of this Section 15, or (ii) disapprove the calculations because of a good faith belief that there is an error in the calculations. If Buyer disapproves, the parties shall confer as soon as practicable and make a good faith effort to reach agreement upon a calculation of a Net Payment Amount for that Qualified Lease that is in accordance with the provisions of this Section 15. Upon reaching such an agreement, Seller shall revise its Certificate to conform to the agreement, and Buyer shall approve the Certificate as so revised.

15.6 Disbursements. As soon as Buyer has approved a Certificate from Seller, Buyer shall instruct Escrow Holder to promptly disburse to Seller upon the rent commencement date of a Qualified Lease the lesser of (i) the Net Payment Amount stated in the approved Certificate or (ii) the balance of the funds remaining in the Post-Closing Account (net of any unpaid fee due to Escrow Holder for maintaining the account). Upon completion of that disbursement by Escrow Holder, the Purchase Price shall be deemed increased by the amount of that disbursement. There may be multiple disbursements to Seller based on multiple instructions from Buyer. In the event a Qualified Lease is executed prior to the first twelve month anniversary of the Closing Date, but the actual rent commencement date of the Qualified Lease occurs after the first twelve month anniversary of the Closing Date, the escrow shall remain open for a maximum of six additional months and Seller shall be entitled to receive the Net Payment Amount on account of such lease as long as the rent commencement date occurs during such six-month period.

15.7 Close-Out. Upon the expiration of the first calendar anniversary of the Closing Date, Escrow Holder shall disburse any funds remaining in the Post-Closing Account (net of any unpaid fee due to it for maintaining the account) to Buyer, and close the account.

15.8 Escrow Holder Provision. Escrow Holder shall have no duty or responsibility whatsoever to determine the accuracy of any calculation made by Seller or Buyer hereunder. Escrow Holder shall not be required to advise any parties, nor to send any notices to any parties, except as Escrow Holder may solely deem necessary. Further, Escrow Holder shall not be liable for any acts or omissions other than those resulting from gross negligence or willful misconduct on its part. If any controversy arises between the parties hereto or with any third party, with respect to the subject matter of this Section 15 or the funds held in the Post-Closing Account, or with any documents deposited in this instruction, the terms or conditions thereof, Escrow Holder shall not be required to determine the same or take any action in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as Escrow Holder may require, and in any event, Escrow Holder shall not be liable for interest or damage.

4. Broker Fees. The second sentence of Section 14.1 is amended to read in full:

Seller shall pay to Broker at Closing a commission in the amount of Two Hundred Nine Thousand Six Hundred Fifty Dollars ($209,650), which amount represents One and Seventy-Five Hundredths Percent (1.75%) of the Purchase Price as it may be increased by $250,000 after Closing pursuant to Section 15.

5. Exhibit. Exhibit M of this Amendment is hereby added to the Agreement as Exhibit M thereto and incorporated therein.

6. Reaffirmation. In all other respects, the Agreement is reaffirmed and ratified.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

[Signatures Follow]

SELLER:

UNIVERSITY STREET PROPERTIES IV, LLC,
a Delaware limited liability company

By: Unico Investment Company,
a Delaware corporation,
Managing Member

By:
Name:
Its:

BUYER:

FIRST MUTUAL BANK,
a Washington corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT M

Certificate

(re Calculation of Net Payment Amount

Attributable to Qualified Lease)

  Identification of Qualified Lease.

  a) Date Signed and Binding: July 1, 2003

  b) Tenant: Gold Plated Tenant Corporation

  c) Net Rentable Square Feet Covered By Lease: 10,000

  d) Qualified Term: 60 months

  e) Applicable Cap: 0.08

  f) Actual Annual Rent Per Square Foot For Each Year In Qualified Term:

  Yr. 1: $17.00

  Yr. 2: $17.00

  Yr. 3: $18.00

  Yr. 4: $18.00

  Yr. 5: $19.50

  g) Total tenant improvements and leasing commissions due during Qualified Term: $210,000

  Average Annual Rent: $17.90

  (17 + 17 + 18 + 18 + 19.50) divided by 5 = 17.90

  Excess Annual Rent: $1.00

  17.90 - 16.90 = 1.00
  Gross Payment Amount: $125,000

  1.00 divided by 0.08 x 10,000 = 125,000
  Excess Lease-up Costs: $20,000

  210,000 - (19.00 x 10,000) = 20,000
  Net Payment Amount: $105,000

125,000 -20,000 = 105,000

Dated: _______________ UNIVERSITY STREET PROPERTIES IV, LLC

By Unico Properties, Inc., agent

by ________________________________

Name: ___________________________

Title: ___________________________

3/25/04 5:27 PM ()

SECOND AMENDMENT

TO

REAL PROPERTY PURCHASE AND SALE AGREEMENT

This Second Amendment to Real Property Purchase and Sale Agreement (this "Amendment") is made and entered into as of this 30th day of September, 2002, by and between FIRST MUTUAL BANK, a Washington corporation ("Buyer"), and UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company ("Seller").

RECITALS

A. Buyer and Seller are parties to that certain Real Property Purchase and Sale Agreement dated June 28, 2002, as amended by letter agreements dated July 18, 2002, August 5, 2002, and September 10, 2002 and by an Amendment dated September 24, 2002 (collectively, the "Agreement");

B. The parties wish to further amend the agreement in order to provide for Buyer's approval of the Property, the parties' approval of the 4 Agreements and certain other agreements to be signed at Closing, and for Buyer's waiver of its Inspection Contingency as set forth herein; and

C. All capitalized terms not defined herein shall have the meanings given such terms in the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree and follows:

1. Parking Agreement. Pursuant to Section 1.3 of the Agreement, the parties have now agreed that the Parking Agreement shall be in the form of the Parking Easements and Covenants attached hereto as Exhibit A incorporated herein by this reference.

2. Courtyard Agreement. Pursuant to Section 1.4 of the Agreement, the parties have now agreed that the Courtyard Agreement shall be in the form of the Driveway License Agreement attached hereto as Exhibit B and incorporated herein by this reference.

3. Redevelopment and Purchase Rights. Pursuant to Section 12 of the Agreement, the parties have now agreed that the Redevelopment and Purchase Rights shall be in the forms of the First Offer and First Refusal Agreement attached hereto as Exhibit C and incorporated herein by this reference and the Memorandum of First Offer and First Refusal Agreement attached hereto as Exhibit D and incorporated herein by this reference, provided, however, that only the Memorandum of First Offer and First Refusal Agreement shall be recorded in the official records of King County, Washington.

4. Management Agreement. Pursuant to Section 13 of the Agreement, the parties have now agreed that the Management Agreement shall be in the form of Management Agreement attached hereto as Exhibit E and incorporated herein by this reference.

5. Tie-Back Agreement. In addition to the documents to be executed and delivered at Closing pursuant to Section 7, the parties have now agreed that they shall execute and deliver to each other, through the Escrow Holder, at Closing originals of the Tie-Back and Encroachment Agreement in the form attached hereto as Exhibit F and incorporated herein by this reference.

6. Indemnity Agreements. The parties have now agreed that, at Closing, Seller shall execute and deliver through Escrow Holder to Buyer an L.I.D. Assessment Indemnity Agreement in the form attached hereto as Exhibit G and a Sign Encroachment Indemnity Agreement in the form attached hereto as Exhibit H and incorporated herein by this reference.

7. Subordination. The parties agree that, within three (3) days after the date of this Amendment, Seller shall submit a request to its lender for the subordination in the form attached hereto as Exhibit I and incorporated herein by this reference of the lien of the Mortgage to Buyer's rights under the Parking Agreement and the Courtyard Agreement, pursuant to Sections 1.3 and 1.4 of the Agreement.

8. Amendment to Parking Management Agreement. The parties agree that at Closing Buyer and Seller shall execute, and Seller shall cause its parking operator to execute, a First Amendment to Parking Management Agreement in the form attached hereto as Exhibit K and incorporated herein by this reference, amending the management agreement for the Garage. Should Seller be unable to cause its parking operator to execute such an amendment, then prior to Closing Seller shall terminate its parking management agreement and Buyer and Seller shall enter into a mutually acceptable parking management agreement with a different parking operator chosen by Seller.

9. Preliminary Commitment and Survey. The "Preliminary Commitment" referred to in the Agreement consists of the A.L.T.A. Commitment dated June 27, 2002, prepared by Chicago Title Insurance Company under Order No. 1042955, as supplemented by Supplemental No. 1 dated July 12, 2002, Supplemental No. 2 dated August 15, 2002, Supplemental No. 3 dated August 19, 2002, Supplemental No. 4 dated September 20, 2002, and Supplemental No. 5 dated September 30, 2002. The "Survey" referred to in the Agreement consists of the A.L.T.A./A.C.S.M. Land Title Survey dated June 5, 2002, prepared by Bush, Roed & Hitchings, Inc. under Job No. 2002077.01, revised August 30, 2002. Pursuant to Section 3.2 of the Agreement, all of the Exceptions disclosed in the Preliminary Commitment and Survey are approved, except for Special Exceptions 6 and 7 to the Preliminary Commitment, to which Buyer objects. Seller shall have until the Closing Date to remove Special Exceptions 6 and 7, failing which the condition precedent in Section 5.2 of the Agreement will not be satisfied.

10. Tenant Estoppels. Buyer acknowledges that the condition set forth in Section 5.6 (tenant estoppels) has been satisfied by Seller.

11. Personal Property. Exhibit E to the Agreement is hereby amended by adding to it the list of personal property attached hereto as Exhibit L and incorporated herein by this reference. The parties further agree that Seller shall give Buyer a tool allowance in the amount of Two Thousand Five Hundred Dollars ($2,500) at Closing.

12. Waiver of Inspection Contingency. Pursuant to Section 4 of the Agreement, Buyer hereby approves the condition and feasibility of the Property, waives the Inspection Contingency, and will proceed to close the transaction in accordance with the terms of the Agreement, subject to the remaining contingencies and conditions precedent.

13. Reaffirmation. In all other respects, the Agreement is reaffirmed and ratified.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.
SELLER:	BUYER:

UNIVERSITY STREET PROPERTIES IV, LLC,	FIRST MUTUAL BANK, a Washington corporation
a Delaware limited liability company

By: Unico Investment Company,	By:
a Delaware corporation,	Name:
Managing Member	Its:

By:	By:
Name:	Name:
Its:	Its:

245107 v01.SE (594J01!.DOC)
3/26/04 11:37 AM (36970.0010)

When Recorded Return to:

Heller Ehrman White & McAuliffe LLP

6100 Bank of America Tower

701 Fifth Avenue

Seattle, Washington 98104

Attention: John W. Hanley, Jr.

20:
Document Title:	PARKING EASEMENTS AND COVENANTS
Grantor:	UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company
Abbreviated Legal Description:	Portion of the Northwest Quarter of the Northeast Quarter of Section 32-25-5. Additional legal on page 22 of document.
Assessor's Tax Parcel No(s).:
Reference Number(s) of Related Documents:	None

PARKING EASEMENTS AND COVENANTS

This Parking Easements and Covenants Agreement (hereinafter referred to as the "Agreement") is entered into effective as of February ___, 2003, by UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company ("Grantor"). This Agreement is consented to by FIRST MUTUAL BANK, a Washington corporation ("First Mutual"), in its capacity as the prospective purchaser of Parcel 2 (defined below) pursuant to that Real Property Purchase and Sale Agreement dated June 28, 2002, between Grantor and First Mutual.

Recitals

A. Grantor is the owner of certain land and improvements located in the City of Bellevue, King County, Washington ("the Property"), including a below grade parking garage (the "Parking Garage"), as more particularly described in the attached Exhibit 1.

B. Grantor has requested approval of an application for a final short plat (file no. 03100297LF) to divide the Property into Parcel 1 and Parcel 2 such that Parcel 1 (described on Exhibit 2A and referred to herein as "Grantor's Property") would contain the Skyline Tower building and the Parking Garage and Parcel 2 would contain the 400 Building.

C. In connection with Grantor's application to the City for approval of the final short plat and to ensure compliance with the parking requirements of the Bellevue Land Use Code, Grantor desires to provide for an off site parking agreement and access easements for the 400 Building (Parcel 2, which is described on Exhibit 2B and referred to herein as "Grantee's Property") for access and parking in the Parking Garage.

D. Grantor intends to sell Grantee's Property to a prospective purchaser; such prospective purchaser is referred to herein as "Grantee." Grantor and Grantee are individually referred to as a "Party" and together referred to as "Parties."

E. In connection with Grantor's intended sale of Parcel 2, Grantor desires, in addition to providing for the parking agreements and easements described above, to cause the Parking Garage to be operated and maintained for Grantee's benefit in accordance with certain standards, all as further provided herein.

Agreement

NOW, THEREFORE, for good and valuable consideration, including the mutual promises, covenants and agreements herein contained, Grantor declares and the Parties agree as follows:

  EASEMENTS; TERM OF AGREEMENT

    Effectiveness of Agreement; Easements. This Agreement shall be effective only upon recording of the final short plat (file no. 03100297LF). If such final short plat (file no. 03100297LF) is not recorded prior to June 30, 2003 then this agreement shall automatically terminate. Subject to all of the terms and provisions of this Agreement, Grantor hereby grants to Grantee the following easements (collectively, the "Easements"):

      a non-exclusive easement for the parking of eighty-nine (89) passenger motor vehicles within the Parking Garage, which easement shall as of the date hereof comprise (a) two (2) reserved single-car parking spaces (each such space to be marked or otherwise designated as reserved, and referred to herein as a "Reserved Single Space") plus (b) eighty-seven (87) unreserved single-car parking spaces (each an "Unreserved Single Space"); and

      a non-exclusive easement for motor vehicle and pedestrian ingress and egress over and across the drive aisles located within the Parking Garage that provide access to the parking spaces referred to above; and

      a non-exclusive easement for pedestrian access between the Parking Garage and Grantee's Property via the elevator serving the Parking Garage and the building lobby (located on Grantor's Property) and via the stairwell located at the western edge of Grantor's Property .

    The Reserved Single Spaces and Unreserved Single Spaces are collectively referred to herein as the "Parking Spaces."

    No Third Party Beneficiaries; Pass Holders. Grantor acknowledges that Grantee may designate or otherwise allow its tenants, and its and its tenants' guests, licensees, invitees, visitors, employees, agents, and contractors (collectively, together with any other person using the Parking Garage to commute or otherwise travel to or from Grantee's Property, "Garage Users") to park in the Parking Garage and otherwise exercise and enjoy certain rights of Grantee hereunder; notwithstanding the foregoing, Grantee and Grantor confirm that no Garage User and no member of the general public or other third party is intended to be a third party beneficiary of this Agreement or to have any rights, directly or indirectly, under this Agreement. Grantor will provide electronic access devices or pass cards to Grantee to enable controlled access to the Parking Garage through the Parking Garage's controlled access system (the cost of any such electronic access devices or pass cards and the associated controlled access systems and equipment are included within Operating Costs, as described in Article 5). The number of such access devices or pass cards will equal the number of Parking Spaces. Grantee shall issue such access devices or pass cards to such employees of tenants of Grantee's Property (or to such employees of Grantee) as Grantee determines are entitled to the use of the Parking Spaces. The persons to whom Grantee has issued such access devices or pass cards are referred to herein as "Pass Holders." Grantee shall provide to Grantor and the operator of the Parking Garage a complete, current list of the names of all Pass Holders and shall promptly update such list as the identity of Pass Holders changes from time to time. There will be no Operating Cost assessed to Grantee for parking passes that have already been issued as of the date of this Agreement to persons that Grantee has designated as Pass Holders.

    Garage Access Hours. Subject to the other provisions of this Agreement, Grantor shall keep open to Pass Holders during all Garage Access Hours (defined below): (a) the Parking Garage, and (b) the drive aisles located within the Parking Garage that provide access to the Parking Spaces; provided, however, that the Parking Garage or portions thereof may be closed from time to time for security reasons or for routine maintenance and repairs or if Grantor is unable to keep the Parking Garage open because of casualty or condemnation or other circumstances beyond Grantor's reasonable control. Grantor will use commercially reasonable efforts to minimize the extent, frequency and duration of any closures that are within Grantor's reasonable control and will notify Grantee of any such closures in advance (except in the case of emergency) to the extent reasonably possible to ensure minimal interruption to the use of and access to the Parking Garage. "Garage Access Hours" means, as of the date of this Agreement, 24 hours per day, seven days per week. Grantor reserves the right to restrict and from time to time revise the Garage Access Hours; provided, however, that Garage Access Hours for Pass Holders shall not be restricted or revised at any time without the advance written consent of Grantee, such consent not to be unreasonably withheld. The hours of operation during which the Parking Garage will be available for use by Garage Users (other than Pass Holders) and the public generally will be determined by Grantor and the operator of the Parking Garage and may be subject to change from time to time.

    Relocation; Reconfiguration; Valet Parking. Grantee acknowledges that all parking spaces within the Parking Garage, other than the Reserved Single Spaces, will be available to other users of the Garage on a first-come-first-served basis and that neither Grantee nor any Garage Users shall have any exclusive or preferred right to any particular parking spaces (other than Reserved Single Spaces) within the Parking Garage. In addition, Grantor reserves the right in its sole discretion, upon no less than thirty (30) days advance written notice to Grantee:

      To relocate any or all of the Reserved Single Spaces from time to time to another area within the Parking Garage and to relocate any drive aisle from time to time.

      To increase or decrease the length or width of parking spaces within the Parking Garage, including the Parking Spaces; provided, however, that any such change with respect to the Parking Spaces shall be applied consistently throughout the Parking Garage so as to cause a similar change or impact on parking spaces within the Parking Garage generally and provided that any such changes shall comply with the requirements of the City of Bellevue Land Use Code.

      To institute valet parking in conjunction with self parking and to dedicate up to one floor of the Parking Garage to valet parking (by cordoning off or otherwise segregating or marking all or a portion of one floor of the Parking Garage for valet parking only); provided, that after any such dedication of a portion of the Parking Garage to valet parking only, all Pass Holders will continue to have parking available to them on a self-parking basis.

    Common Areas. Pedestrian access between the Parking Garage and Grantee's Property via the elevator serving the Parking Garage and the building lobby (located on Grantor's Property) and via the stairwell located at the western edge of Grantor's Property (collectively, "Common Areas") shall be subject to such rules, hours of operation, safety and security measures and other restrictions as Grantor may impose from time to time. In addition, any such use shall be consistent with the operation of Grantor's Property as a class A office property.

    Indemnity. Grantee will indemnify and hold harmless Grantor from any liability, claims, costs and damages, including attorney fees, arising from the use of the Parking Garage or Common Areas by Grantee or any Garage User. Immediately upon the request of Grantor, Grantee at its own cost will repair (or, at Grantor's option, pay to have Grantor repair) any damage to Grantor's Property or any improvements thereon resulting from the use of the Parking Garage or Common Areas by Grantee or any Garage User.

    Parking Rates; Valet Parking and Other Charges.

      Persons other than Pass Holders parking in the Parking Garage shall be required to pay to Grantor (or the operator of the Parking Garage, as applicable) such parking fees as may be determined by Grantor and/or the operator of the Parking Garage.

      Grantee shall determine and communicate directly to the operator of the Parking Garage the parking fees, if any, to be paid by Pass Holders to the operator of the Parking Garage. Parking fees actually received from Pass Holders shall be remitted by the operator of the Parking Garage to Grantee on a monthly basis; provided, that Operating Costs and any other amounts owed by Grantee to Grantor hereunder may, at Grantor's option, be offset against such fees. Neither Grantor nor any operator of the Parking Garage shall have any obligation to pursue collection of parking fees from Pass Holders.

      All persons (other than Pass Holders) parking in the Parking Garage shall be required to pay to any valet service provider such valet service charges (in addition to parking fees that are required to be paid regardless whether valet parking service is used) as may be generally applicable to persons using valet parking services in the Parking Garage. Pass Holders who elect to use any valet parking service that may be provided will not be required to pay any valet service charges.

      Grantor will use reasonable efforts to cause the operator of the Parking Garage to make parking validation stickers available to tenants of Grantee's Property on the same basis as for tenants of Grantor's Property.

    Term. This Agreement shall terminate upon the earliest to occur of:

      the termination of this Agreement pursuant to the terms hereof; or

      the redevelopment (defined below) of Grantee's Property.

  Grantee agrees that in the event of any termination of this Agreement, including any termination pursuant to Sections 1.8(2) (regarding redevelopment of Grantee's Property), 2.3(1) (regarding condemnation of part or all of Grantor's Property) or 2.4(3) (regarding partial or total destruction of Grantor's Property due to casualty), Grantee alone will be responsible to and will obtain and/or develop alternative parking for use of occupants of Grantee's Property that complies with the Bellevue Land Use Code and is acceptable to the City.

  For the purposes of this Section 1.8, "redevelopment" means any demolition of all or a substantial portion of the existing structures on Grantee's Property, whether or not such demolition is followed by any development of or construction on Grantee's Property, the intent of the Parties being that after any such demolition Grantee will be responsible to construct on Grantee's Property any parking facilities that may be required for use at or in connection with Grantee's Property. Notwithstanding the foregoing, repairs to Grantee's Property of casualty damage or destruction will not constitute "redevelopment" as such term is used herein. At any time after the termination of this Agreement, the Parties will execute and acknowledge, within five (5) days after the request of either Party, and cause to be recorded, a document confirming that this Agreement has been terminated. After the effective date of any such termination, neither Party will have any further rights or obligations hereunder, except to the extent that this Agreement specifically states that certain rights or obligations will survive the termination of this Agreement.

  USE AND OPERATION; CONDEMNATION AND CASUALTY

    Maintenance and Operation of Parking Garage.

    Grantor shall cause the Parking Garage to be operated and maintained (1) in accordance with the requirements of this Agreement; and (2) in an order, condition and repair consistent with that prevailing in urban office buildings in the Bellevue, Washington area containing multi-level parking garages. Grantor shall provide security for the Parking Garage at a level consistent with the practice prevailing in the operation of multi-level parking garages in urban office buildings in the Bellevue, Washington area. The security described in the preceding sentence shall include foot and/or vehicular patrols by uniformed security personnel and identification and removal of vehicles improperly parked in the Parking Garage.

    Compliance With Certain Laws.

      Grantee represents and warrants, and the Parties intend, that all accessible parking requirements and similar requirements imposed with respect to Grantee's Property by the Americans with Disabilities Act and any similar statute are and will continue to be satisfied by surface parking spaces located entirely on Grantee's Property.

      Grantee acknowledges that the Parking Garage is subject to the Transportation Management Program (the "Transportation Management Program") described in paragraph 5 of that certain Agreement Regarding Conditions to Building Permit, dated March 26, 1982, a copy of which is attached hereto as Exhibit 2.2. Grantee will (a) comply with the Transportation Management Program to the extent the same is applicable to Pass Holders, Grantee's Property or to Grantee or other Garage Users, and (b) participate in traffic management programs generally applicable to local businesses, and (c) encourage and support van and car pooling, ride sharing and other high occupancy vehicle and traffic mitigation measures. Grantee will pay is Pro Rata Share (as defined in Article 5) of any expenditures required under the Transportation Management Program and any other assessments or impositions or fees or other charges that are assessed under or in connection with the Transportation Management Program, with Grantor to pay the balance thereof; provided, that each Party shall be required to pay a greater or lesser share of any such expenditure, assessment, imposition, fee or other charge to the extent the same is properly allocable to such Party's property; and provided, further, that notwithstanding the foregoing, Grantee shall not be required to pay any portion of any such expenditure, assessment, imposition, fee or other charge to the extent the same relates to a period of time prior to Grantee's ownership of Grantee's Property.

    Condemnation. If there is any condemnation or conveyance under threat of condemnation of part or all of Grantor's Property (any such condemnation or conveyance being referred to herein as a "Taking"), then the rights and obligations of the Parties shall be as follows:

      If, in connection with any Taking, Grantor in its discretion, exercised in good faith and not arbitrarily or capriciously, determines that the portion of Grantor's Property remaining after such Taking is of such size or configuration that it will not be practicable to operate a below-grade parking garage within the Parking Garage (or remainder thereof) after such Taking, and Grantor permanently ceases to operate a below-grade parking garage within the Parking Garage as a result of such Taking, then this Agreement shall terminate as of the date of such cessation of operation.

      If Grantor continues to operate a below-grade parking garage within the Parking Garage (or remainder thereof) after any Taking, then this Agreement will continue in full force and effect; provided, however, that (a) Grantor shall have the right to relocate or reconfigure the Parking Spaces as Grantor reasonably determines is necessary or advisable as a result of such Taking, (b) the Parking Garage or portions thereof may be closed as reasonably necessary in connection with such relocation or reconfiguration or as otherwise may be reasonably necessary in connection with such Taking, and (c) if the number of parking spaces within the Parking Garage as a whole is reduced as a result of such Taking, then the number of Parking Spaces shall be proportionally reduced (the number of Parking Spaces to be eliminated shall be equal to Grantee's then Pro Rata Share (defined in Section 5.1) multiplied by the number of parking spaces eliminated within the Parking Garage as a whole, rounded to the nearest whole number).

      With respect to any Taking, Grantee may appear in any related condemnation proceeding and shall be entitled to keep any condemnation proceeds that are awarded to Grantee in such proceeding as compensation to Grantee for a loss of rights hereunder resulting from such Taking.

      The rights of Grantor hereunder with respect to any condemnation proceeds and to appear in any condemnation proceeding (specifically excluding the rights of Grantee pursuant to Section 2.3(3)) shall be subject to the rights of any Mortgagee under any Mortgage (as defined in Section 8.3) granted by Grantor, whether such Mortgage is granted or recorded prior to or after this Agreement, and nothing herein shall be deemed or construed to provide otherwise. Except for Section 2.3(3) (which, among other things, entitles Grantee to keep certain condemnation proceeds), no provision of this Agreement shall be deemed or construed to modify or affect the terms of any such Mortgage or any Mortgagee's rights with respect to the disposition of condemnation proceeds or to require that condemnation proceeds be available for restoration or repair of the Property or for any other purpose notwithstanding a contrary provision in such Mortgage. Nothing in this Section 2.3(4) is intended to give any Mortgagee any rights to condemnation proceeds to which Grantee is entitled pursuant to Section 2.3(3).

    Restoration in Event of Casualty.

      If Grantor's Property is partially or totally destroyed by any casualty, then Grantor shall be required to restore Grantor's Property to substantially the same condition it was in immediately before such destruction, if, but only if: (a) the Parties have not agreed to any future termination of this Agreement and do not contemplate that this Agreement will terminate in the foreseeable future as a result of the redevelopment (as defined in Section 1.8) of Grantee's Property or Taking (as defined in Section 2.3) of all or a portion of Grantor's Property, or otherwise; and (b) in the opinion of Grantor's architect, such restoration (including obtaining all permits necessary for such restoration) is permitted under then existing laws to be done in such a manner as to return Grantor's Property to substantially the same condition as it was in immediately before such destruction; and (c) the insurance proceeds available to Grantor plus any insurance deductible amounts payable by Grantor equal or exceed the cost of restoring Grantor's Property to substantially the same condition it was in immediately before such destruction; provided, however, that Grantee shall be required to pay Grantee's Pro Rata Share (as defined in Section 5.1) of any such deductible amounts.

      To the extent that insurance proceeds must be paid to a Mortgagee under, or must be applied to reduce any debt secured by a Mortgage (as defined in Section 8.3) covering Grantor's Property the insurance proceeds shall be deemed not to be available to Grantor unless the Mortgagee permits Grantor to use the insurance proceeds for such restoration. Any Mortgage granted by Grantor, whether granted or recorded prior to or after this Agreement, shall have priority over this Agreement with respect to any insurance proceeds that would otherwise be available to Grantor, and nothing herein shall be deemed or construed to provide otherwise. Nothing herein shall be deemed or construed to modify or affect the terms of any such Mortgage or any Mortgagee's rights with respect to the disposition of insurance proceeds or to require that insurance proceeds be available for restoration notwithstanding a contrary provision in such Mortgage.

      If Grantor is not required by this Section 2.4 to restore Grantor's Property after a casualty and Grantor permanently ceases to operate a below-grade parking garage within Grantor's Property as a result of such casualty, then this Agreement shall terminate as of the date of such cessation of operation; provided, however, that subject to Section 2.4(4) this Agreement shall be reinstated automatically and without the need for execution of any additional documentation if at any time within ten (10) years after termination of this Agreement pursuant to this Section 2.4(3), Grantor or a successor owner of Grantor's Property commences construction of or reopens a below-grade parking garage on Grantor's Property.

      Regardless whether Grantor is required to restore Grantor's Property after a casualty, if Grantor continues to operate a below-grade parking garage within Grantor's Property (or remainder thereof) after any casualty, or if Grantor or a successor owner of Grantor's Property commences construction of or reopens a below-grade parking garage on Grantor's Property within ten (10) years after termination of this Agreement pursuant to Section 2.4(3), then this Agreement will continue in full force and effect (or be reinstated automatically pursuant to Section 2.4(3), as applicable); provided, however, that in either such case (a) Grantor shall have the right to relocate or reconfigure the Parking Spaces as Grantor reasonably determines is necessary or advisable as a result of such casualty, (b) the Parking Garage or portions thereof may be closed as reasonably necessary in connection with such relocation or reconfiguration or as otherwise may be reasonably necessary in connection with such casualty, and (c) if the number of parking spaces within the Parking Garage as a whole is reduced as a result of such casualty, then the number of Parking Spaces shall be proportionally reduced (the number of Parking Spaces to be eliminated shall be equal to Grantee's then Pro Rata Share (defined in Section 5.1) multiplied by the number of parking spaces eliminated within the Parking Garage as a whole, rounded to the nearest whole number).

    Building Rules. Grantor shall provide a copy of all rules (the "Building Rules") pertaining to the admission to and use of the Garage and Grantor's Property and all subsequent changes to the Building Rules. The Building Rules shall at all times be consistent with the terms of this Agreement. Grantee and all Garage Users, and all Pass Holders, shall comply at all times with the Building Rules. The Building Rules in effect as of the date of this Agreement are attached hereto as Schedule 2.5.

    Improvements. Grantee shall have no right to make any improvements, alterations or additions within or to the Parking Garage.

  GRANTOR INSURANCE

  Grantor shall at all times carry or cause to be carried such policies of fire and extended coverage property casualty insurance on Grantor's Property and such property liability and garage keeper's liability policies as Grantor may deem appropriate (or as Grantor may be required to carry by any mortgagee). Such policy or policies of insurance need not include earthquake coverage and may contain an exclusion for terrorism coverage. At any time that any construction work is being performed upon the Parking Garage, Grantor shall carry or cause to be carried builder's risk insurance upon the improvements under construction within the Parking Garage.

  GRANTEE INSURANCE

    Liability Insurance. Grantee, at its cost, shall maintain commercial general liability insurance (including contractual liability) with liability limits of not less than $5,000,000 per occurrence and $10,000,000 annual aggregate, insuring against all liability of Grantee and any Garage Users arising out of or in connection with the Easements or this Agreement or the use by any such person of the Parking Garage or any other exercise of rights granted hereunder. Such commercial general liability insurance policy shall insure performance by Grantee of the indemnity provisions of Section 1.6. The insurance policies required pursuant to this Section:

      shall be carried with financially responsible insurance companies rated at least A-VIII by Best's Insurance Guide;

      shall name Grantor and Grantor's mortgagee as additional insureds; and

      shall provide that the same may not be canceled or reduced in amount or coverage without at least thirty (30) days' prior written notice being given by the insurer to the Grantor.

    The minimum insurance coverage amounts set forth above shall be subject to review and modification by Grantor on the third anniversary of the date hereof, and on each subsequent third anniversary during the term of this Agreement in order to determine the adequacy of such amounts in light of the then existing circumstances.

    Certificate of Insurance. Grantee shall, on the request of Grantor, promptly furnish Grantor a certificate evidencing issuance of policies meeting the requirements of this Article.

    Property Casualty Insurance. Grantee shall be responsible to obtain such property casualty insurance with respect to the Parking Garage as Grantee may determine is available and appropriate, in order to insure against the risk to Grantee that the Parking Garage will no longer provide sufficient parking for Grantee's Property after a casualty to Grantor's Property.

  REIMBURSEMENT

    Pro Rata Share. For the purposes of this Agreement, the term "Grantee's Pro Rata Share" shall mean the fraction the numerator of which is the number of Parking Spaces from time to time and the denominator of which is the total number of reserved, single and tandem parking spaces in the Parking Garage from time to time. As of the date of this Agreement the Parking Garage includes approximately eight hundred sixty-six (866) parking spaces, including all single and tandem parking spaces, and Grantee's Pro Rata Share is ten and twenty-eight hundredths percent (10.28%); the Parties acknowledge that Grantee's Pro Rata Share may change in connection with any increase or decrease in the number of or reconfiguration of parking spaces within the Parking Garage.

    Reimbursement. Grantee shall reimburse Grantor or at Grantor's option pay Grantor in advance for one hundred percent (100%) of all Operating Costs (as defined below), if any, incurred by Grantor that are solely for the benefit of Grantee or Grantee's Property. In addition, Grantee shall pay to Grantor, monthly, in advance on the first day of each month during the term of this Agreement, an amount equal to one-twelfth (1/12th) of Grantee's Pro Rata Share of annual Operating Costs (excluding those Operating Costs that are to be reimbursed or paid 100% by Grantee as described above) for the Parking Garage as reasonably estimated by Grantor. Within one hundred twenty (120) days after the end of each calendar year during the term hereof and after the termination hereof, or within such longer period of time as may be reasonably necessary, Grantor shall furnish to Grantee a statement of the Operating Costs for the preceding calendar year or portion thereof. If the Operating Costs exceed the monthly payments made by Grantee for such calendar year or portion thereof, then Grantee shall pay Grantor the deficiency within thirty (30) days after receipt of the statement. If Grantee's payments made with respect to that calendar year exceed the Operating Costs for that calendar year then, at Grantor's option, either Grantor shall pay Grantee the excess at the time Grantor furnishes the statement to Grantee, or Grantee shall be entitled to offset the excess against the next installment(s) of Operating Costs due to Grantor; provided, however, that at the termination hereof Grantor shall pay Grantee any such excess at the time Grantor furnishes the statement to Grantee. Operating Costs shall be prorated to account for any fractional portion of a calendar year included at the commencement or termination hereof.

    Definition of Operating Costs and Real Property Taxes.

      "Operating Costs" means all costs of any kind directly or indirectly incurred by Grantor (whether or not the terms of this Agreement require Grantor to incur such costs) in owning, operating, cleaning, equipping, protecting, providing utilities to, lighting, repairing, replacing, heating, air-conditioning, maintaining and insuring the Parking Garage. Operating Costs shall include, without limitation, the following costs: (i) premiums and other charges incurred by Grantor with respect to any liability insurance for the Parking Garage, and any other insurance (other than property casualty insurance) with respect to the Parking Garage that is deemed necessary or advisable in the reasonable judgment of Grantor; (ii) Real Property Taxes (defined below), water charges and sewer rents or fees with respect to the Parking Garage; (iii) license, permit and inspection fees; (iv) sales, use and excise taxes on goods and services purchased by Grantor in connection with the operation, maintenance or repair of the Systems and Equipment; (v) telephone, facsimile, messenger, express delivery service, postage, stationery supplies and other expenses incurred in connection with the operation, management, maintenance, or repair of the Parking Garage; (vi) all fees and expenses actually incurred by Grantor relating to the Parking Garage, including fees and expenses of complying with the operating requirements described in Article 2 hereof, all fees and expenses incurred in connection with providing security to the Parking Garage and all fees of any operator of the Parking Garage (whether such operator retains a percentage of revenue from the Parking Garage as its fee or receives its fee as a payment from Grantor or otherwise); (vii) repairs to and physical maintenance of the Parking Garage, including Systems and Equipment, and including all maintenance required pursuant to Article 2 hereof and repair and replacement of Systems and Equipment; (viii) janitorial, window cleaning, security, extermination, water treatment, rubbish removal, plumbing and other services, and inspection or service contracts for Systems and Equipment; (ix) supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Parking Garage; (x) reasonable accounting, legal and other professional fees and expenses actually incurred by Grantor relating to the operation of the Parking Garage; (xi) the cost of painting, including restriping, all or portions of the Parking Garage, and the cost of maintaining walkways and other public areas of the Parking Garage; (xii) all costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Parking Garage; (xiii) the cost of any improvements which Grantor elects to capitalize made by Grantor to the Parking Garage, as reasonably amortized by Grantor, with interest on the unamortized balance at the rate of eleven percent (11%) per year; (xiv) the cost of any future improvements which Grantor elects to capitalize made by Grantor to the Parking Garage for the protection of the health and safety of the users of the Parking Garage or that are intended to reduce Operating Costs, as reasonably amortized by Grantor, with interest on the unamortized balance at the rate of eleven percent (11%) per year; and (xv) any such expenses or costs resulting from compliance with any laws or orders applicable to the Parking Garage and the cost of complying with any transportation management programs (including consultant fees) applicable to the Parking Garage or Grantor's Property or Grantee's Property. Operating Costs shall not include the following: (i) depreciation on the Parking Garage; (ii) debt service; or (iii) capital improvements, except as otherwise provided in clauses (xiii) and (xiv) above. The Parties acknowledge that the foregoing definition of "Operating Costs" shall not be interpreted to require Grantor to incur any particular Operating Costs or to perform any service, maintenance or other obligation that might result in Operating Costs; rather, it is the intention of the Parties that the term "Operating Costs" be defined so that it is clear that any Operating Costs incurred by Grantor (whether or not required by the terms of this Agreement) are to be paid or reimbursed by Grantee to Grantor in accordance with the terms hereof. Notwithstanding the foregoing, "Operating Costs" will not include premiums or other charges incurred by Grantor with respect to any property casualty insurance for the Parking Garage (or any costs of repairing an insured casualty to the Parking Garage to the extent of the deductible amount under the applicable insurance policy). "Systems and Equipment" as used herein shall include, without limitation, all controlled access, security, monitoring, life safety, escalator, elevator, electrical, HVAC, mechanical and other systems and equipment used in connection with the use, operation or maintenance of the Parking Garage.

      "Real Property Taxes" means, subject to Section 5.3(3) below, any form of tax, assessment, general assessment, special assessment, lien, levy, bond obligation, license fee, license tax, tax or excise on rent, or any other levy, charge or expense, together with any statutory interest thereon, (individually and collectively, the "Impositions"), now or hereafter imposed or required by any authority having the direct or indirect power to tax, including any federal, state, county or city government or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, (individually and collectively, the "Governmental Agencies") on any interest of Grantor or Grantee or both (including any legal or equitable interest of Grantor or its mortgagee, if any) in the Parking Garage, including without limitation:

        any Impositions upon, allocable to or measured by the area of Grantor's Property or the Parking Garage or other structures located on Grantor's Property, or any rental payable hereunder, including without limitation, any gross income tax or excise tax levied by any Governmental Agencies with respect to the receipt of such rental; or

        any Impositions upon or with respect to the Systems and Equipment and other personal property used in connection with the operation and maintenance of the Parking Garage; or

        any Impositions by Governmental Agencies (whether or not such impositions constitute tax receipts) to pay for such services as fire protection, water drainage, street, sidewalk and road maintenance, refuse removal or other governmental services formerly provided without charge to property owners or occupants; or

        any and all costs, including without limitation, the fees of attorneys, tax consultants and experts, incurred by Grantor should Grantor elect to negotiate or contest the amount of such real property taxes in formal or informal proceedings before the Governmental Agency imposing such real property taxes;

      provided, however, that Real Property Taxes shall in no event include Grantor's general income, inheritance, estate, gift or franchise taxes.

      Grantor and Grantee acknowledge that as of the date hereof the Parking Garage is not a separate tax parcel and therefore Real Property Taxes will be assessed on Grantor's Property as a whole; unless and until such time as the Parking Garage is assessed as a separate tax parcel, the term "Real Property Taxes" as used in Section 5.3(1) shall be deemed to mean one and seven tenths percent (1.70%) of the Real Property Taxes with respect to Grantor's Property as a whole. Grantor shall have no obligation to seek any separate assessment of the Parking Garage and, in the event of any such separate assessment, there shall be no adjustment or reconciliation of Real Property Taxes to be reimbursed hereunder for time periods prior to such separate assessment.

      Notwithstanding the foregoing, neither "Operating Costs" nor "Real Property Taxes" shall include any expenditures required under the Transportation Management Program or any other assessments or impositions or fees or other charges that are assessed under or in connection with the Transportation Management Program, all of which shall be dealt with as provided in Section 2.2(2).

  DEFAULTS AND REMEDIES

  Each of the Parties shall have the right, in the event of an uncured failure by another Party to perform such Party's covenants and obligations under this Agreement, subject to the expiration of all applicable cure rights provided for in this Agreement, to exercise any or all rights and remedies available to it in law or equity including, without limitation, a suit for damages or the institution of proceedings for specific performance, and an injunction to compel such person to perform its covenants and obligations hereunder. Grantor shall not have the right to terminate this Agreement as a remedy for Grantee's failure to perform its covenants or obligations hereunder; provided, however, that if Grantee fails to perform a covenant or obligation hereunder and such failure continues after the expiration of all applicable cure rights provided for in this Agreement, then Grantor shall be entitled to prevent Grantee and all Garage Users, and all Pass Holders, from using the Parking Garage and otherwise exercising their rights hereunder, until such time as such failure to perform has been cured. Grantor shall be entitled to an injunction issued by a court of competent jurisdiction enforcing Grantor's rights hereunder.

  NOTICES

    Notice to Parties.

  Each notice, demand, request, consent, approval, disapproval, designation or other communication that a Party gives to any other Party shall be in writing and shall be given or made or communicated by (i) United States registered or certified mail, postage prepaid, return receipt requested, (ii) any nationally recognized overnight carrier or express mail service (such as Airborne, Federal Express, or DHL) that provides receipts to indicate delivery, (iii) by facsimile transmission followed by hard copy or by overnight courier service; or (iv) by personal delivery and in all cases addressed as follows:

  addressed to Grantor at:

  Unico Investment Company

  1301 Fifth Avenue, Suite 3500

  Seattle, Washington 98101-2647

  Attention: Quentin W. Kuhrau

  Facsimile: (206) 628-5067

  with a copy to:

  Unico Properties, Inc.

  10900 NE 4th Street, Suite 800

  Bellevue, Washington 98004

  Attn: Darrin Williams

  Facsimile: (425) 462-2108

  addressed to Grantee at:

  First Mutual Bank

  P.O. Box 1647

  400 108th Avenue NE

  Bellevue, Washington 98004
  Attention: Robin Carey

  Facsimile: (425) 453-5302

  subject to the right of a Party to designate a different address by notice similarly given at least five (5) days in advance. Unless specifically stated to the contrary elsewhere in this Agreement, any notice shall be deemed to have been given, made or communicated as the case may be, on the date the same was delivered or delivery was attempted.

  MISCELLANEOUS

    Table of Contents and Captions.

    The captions and any table of contents in this Agreement are inserted only as a matter of convenience and for reference. They do not define, limit or describe the scope or intent of this Agreement, and they shall not affect the interpretation hereof.

    Waiver of Default.

    A waiver of any default by a Party must be in writing and no such waiver shall be implied from any omission by a Party to take any action in respect of such default. No express written waiver of any default shall affect any default or cover any period of time other than the default and period of time specified in such express waiver. One or more waivers of any default in the performance of any provision of this Agreement shall not be deemed to be a waiver of any subsequent default in the performance of the same provision or any other term or provision contained herein. The consent or approval by a Party to, or of any act or request by, another Party requiring consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent similar acts or requests. The rights and remedies given to a Party by this Agreement shall be deemed to be cumulative and no one of such rights or remedies shall be exclusive of any of the others, or of any other right or remedy at law or in equity which a Party might otherwise have by virtue of a default under this Agreement, and the exercise of one such right or remedy by a Party shall not impair such Party's standing to exercise any other right or remedy.

    Rights and Privileges with Respect to Mortgages. Except as provided otherwise in Section 2.3(4), Section 2.4(2) and this Section 8.3, this Agreement and the rights and privileges of Grantee with respect to the Parking Garage and Parking Spaces shall in all events be superior and senior to any lien affecting Grantor's Property or any part thereof or improvements now or hereafter placed thereon. Subject to the foregoing sentence, any amendments or modifications hereof, whenever made, shall be deemed superior and senior to any and all such liens the same as if such amendments or modifications had been executed concurrently herewith; provided, however, that if a Party has granted or hereafter grants a mortgage or deed of trust ("Mortgage") which provides that the holder of such Mortgage (the "Mortgagee") has the right to approve any amendment of this Agreement and such Mortgagee has given notice of the existence of such Mortgage to the other Party to this Agreement in accordance with Article 7 hereof, the consent, in writing, of such Mortgagee to any proposed amendment, which consent shall not be unreasonably withheld, must be obtained in order for such amendment to be enforceable against or binding upon such Mortgagee; and provided further, however, that no amendment of Section 2.3(4) or Section 2.4(2) or this Section 8.3 shall be enforceable against or binding upon the Mortgagee of any Mortgage then of record and affecting Grantor's Property or any part thereof or improvements now or hereafter placed thereon without the consent, in writing, of such Mortgagee, which consent may be withheld in such Mortgagee's sole discretion and must be obtained regardless whether such Mortgagee has given notice (other than record notice) of the existence of such Mortgage. Nothing herein shall constitute an agreement that this Agreement cannot be amended without the prior approval of a Mortgagee, but no such amendment will be binding upon or enforceable against a Mortgagee without the consent, in writing, of such Mortgagee, if such consent is required by the preceding provisions of this Section 8.3. The Parties will execute any document reasonably requested by a Mortgagee to confirm the priority of a Mortgage with respect to the disposition of condemnation and insurance proceeds pursuant to Section 2.3(4) and Section 2.4(2) and any other matter provided for herein.

    Liens.

    Grantee shall not permit any liens to accrue with respect to the Parking Garage or Grantor's Property as a result of its exercise of its rights under this Agreement. Notwithstanding the foregoing, Grantee shall be entitled to encumber its rights hereunder in connection with any financing by Grantee of Grantee's Property.

    Interest.

    Any sums payable by any Party to any other Party under this Agreement that are not paid when due shall bear interest at the rate of two percent (2%) per annum over the then existing Prime Rate from time to time published in The Wall Street Journal (but in no event exceeding the maximum rate per annum permitted by Washington law) from the date due to until the date of payment.

    No Partnership, Joint Venture or Principal-Agent Relationship.

    Neither anything in this Agreement nor any acts of the Parties shall be deemed by the Parties, or by any third person, to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association between the Parties.

    Severability.

    If any provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement, unless specifically conditioned upon such invalid or unenforceable provision, shall be valid and enforceable to the fullest extent permitted by law.

    Expenses and Attorneys' Fees.

    The prevailing Party in any arbitration, suit or other action arising out of or related to this Agreement shall be entitled to recover from the other Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with the arbitration, suit or action, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements and fees, costs and expenses relating to any mediation, arbitration or appeal.

    Agreement for Exclusive Benefit of Parties.

    Except as specifically set forth herein and subject to Section 8.11, the provisions of this Agreement are for the exclusive benefit of Grantor and Grantee and not for the benefit of any third Person. This Agreement shall not be deemed to have conferred any rights upon any third Person.

    Governing Law and Venue.

    This Agreement shall be construed and governed in accordance with Washington law. Venue shall be in the Superior Court of the State of Washington, in and for King County.

    Agreement to Run with the Land; Successors; Limitation on Liability; No Assignment.

    It is intended that the easements and covenants set forth in this Agreement shall, to the fullest extent legally possible, run with and burden Grantor's Property and successor owners of Grantor's Property and run with and benefit Grantee's Property and successor owners of Grantee's Property. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors to the interests of the Parties in Grantee's Property and Grantor's Property. The liability of Grantor hereunder shall be limited to Grantor's interest in Grantor's Property. Grantor shall not be liable for any obligation accruing hereunder after any sale or other conveyance by Grantor of Grantor's Property. Grantee is not entitled to assign this Agreement other than to a successor owner of Grantee's Property.

    Right to Enjoin.

    In the event of any violation or threatened violation of any of the provisions of this Agreement by a Party, any other Party shall have the right to apply to a court of competent jurisdiction for an injunction against such violation or threatened violation.

    Counterparts.

    This Agreement may be signed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

    Time Periods.

    All periods of time referred to herein shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day, which is not a Saturday, Sunday or state or national holiday. Time is of the essence of the Parties' obligations hereunder.

    Not a Public Dedication.

    Nothing contained in this Agreement shall deemed to be a gift or dedication of any portion of the Parking Garage to the public or for the general public or for any public purpose whatsoever. Nothing contained herein shall be construed to give the public or any governmental entity any rights in property owned by either Party.

    Integration.

    This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended or otherwise modified only in a writing, signed and acknowledged by the Parties.

    Interpretation.

    Each Party to this Agreement and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or of any amendments to this Agreement.

    Estoppel Certificates. Each Party shall promptly execute and return any truthful estoppel or similar certificate requested by the other Party or its Mortgagee, which estoppel or certificate shall be in form and substance as reasonably requested by such Party or its Mortgagee.

Section 8.19 No Merger This Agreement shall become effective as provided in Section 1.1. This Agreement shall not be rendered ineffective or null and void under any merger or similar doctrine but shall continue to burden Grantor's Property and benefit Grantee's Property until the sale by Grantor of Grantee's Property, and thereafter, notwithstanding that Grantor will continue to own both Grantor's Property and Grantee's Property until such sale is consummated.

[End of Text]

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth in the first paragraph.

1105:
GRANTOR:

UNIVERSITY STREET PROPERTIES IV, LLC,
a Delaware limited liability company

By: Unico Investment Company, a Delaware corporation,
its Managing Member

By: ___________________________
Its: ___________________________
Print Name: ________________________

First Mutual hereby acknowledges and approves the terms, provisions and conditions of this Agreement and agrees that upon its acquisition of Parcel 2 pursuant to the Purchase Agreement, First Mutual will be bound by all such terms, provisions and conditions.

FIRST MUTUAL BANK, a Washington corporation

By: ___________________________
Its: ___________________________
Print Name: ________________________

Approved as to form:

CITY OF BELLEVUE, a Washington municipal corporation

By: __________________________________

Lori M. Riordan, Assistant City Attorney

(acknowledgments attached)

STATE OF WASHINGTON )

) ss

COUNTY OF KING )

On this _____ day of __________, 2003, before me personally appeared ____________________, to me known to be the ___________________ of Unico Investment Company, the Managing Member of UNIVERSITY STREET PROPERTIES IV, LLC, the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

1303:
_______________________________________
[Notary's Name]
Print name:
NOTARY PUBLIC in and for the State of
Washington, residing at
My appointment expires

STATE OF WASHINGTON )

) ss

COUNTY OF KING )

On this _____ day of __________, 2003, before me personally appeared ____________________, to me known to be the ___________________ of FIRST MUTUAL BANK, the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

1415:
_______________________________________
[Notary's Name]
Print name:
NOTARY PUBLIC in and for the State of
Washington, residing at
My appointment expires

Exhibit 1

Legal Description of the Property

Exhibit 2A

Legal Description of Grantor's Property

Exhibit 2B

Legal Description of Grantee's Property

Exhibit 2.2

Agreement Regarding Conditions to Building Permit

Exhibit 2.5

Building Rules

3/26/04 11:12 AM ()

FIRST OFFER AND FIRST REFUSAL AGREEMENT

This First Offer and First Refusal Agreement (hereinafter referred to as the "Agreement") is entered into effective as of March 3, 2003, by and among FIRST MUTUAL BANK, a Washington corporation ("Grantor"), UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company ("USP IV"), and UNICO INVESTMENT COMPANY, a Delaware corporation ("Unico"). Grantor, USP IV and Unico are each individually referred to as a "Party" and collectively referred to as "Parties."

Recitals

A. Grantor has purchased from USP IV and is the owner of certain land and improvements located in the City of Bellevue, King County, Washington, as more particularly described in the attached Exhibit 1 (the "Subject Property").

B. USP IV is the owner of certain land and improvements located adjacent to the Subject Property in the City of Bellevue, King County, Washington ("USP IV's Property"), as more particularly described in the attached Exhibit 2.

C. In connection with Grantor's purchase of the Subject Property, Grantor and USP IV desire that Grantor (a) grant to USP IV a right of first refusal to purchase the Subject Property and (b) grant to Unico a right of first offer in connection with any future redevelopment of the Subject Property, all subject to the terms and conditions and as otherwise further provided herein.

Agreement

NOW, THEREFORE, for good and valuable consideration, including the mutual promises, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
RIGHT OF FIRST REFUSAL TO PURCHASE THE SUBJECT PROPERTY

Section 1.1 Right of First Refusal. Grantor hereby grants to USP IV a right of first refusal ("Right of First Refusal") with respect to any Sale of the Subject Property (defined below), all in accordance with and subject to the terms of this Agreement. The term "Sale of the Subject Property" shall mean and include (a) any sale or other transfer of all or any portion of the Subject Property, and (b) any ground lease of the Subject Property for a term (including any options to extend the term) exceeding thirty (30) years, and (c) after any Permitted Sale to an Affiliate (defined below), any sale or other transfer of all or any interest in any entity that directly or indirectly owns an interest in the Subject Property. Notwithstanding the foregoing, the term "Sale of the Subject Property" shall not include: (x) a transfer of the Subject Property to an affiliate of Grantor that controls or is controlled by or under common control with Grantor (a "Permitted Sale to an Affiliate"); or (y) an acquisition by a third party, unaffiliated with Grantor, of all of the equity interests in Grantor or its parent company, First Mutual Bancshares, provided that the primary purpose of such acquisition is to acquire the operating business of Grantor and the resulting indirect acquisition of the Subject Property is merely incidental to such primary purpose; or (z) any transfer specifically described in Section 2.4 as not subject to the Right of First Refusal; provided, that in each such case the Subject Property shall remain subject to the Right of First Refusal after completion of the sale or acquisition or other transfer.

Section 1.2 Purchase Contract. The terms of any proposed Sale of the Subject Property shall be contained in a bona fide written and fully executed agreement negotiated at arm's length with the purchaser thereunder (including any amendments thereto, the "Purchase Contract"). The Purchase Contract must expressly state that the purchaser's rights thereunder are subject to the Right of First Refusal and that, in the event the Right of First Refusal is exercised by USP IV, the purchaser will not have the right to close the purchase under the Purchase Contract.

Section 1.3 Submission of Purchase Contract. The complete Purchase Contract (including exhibits, schedules and amendments, if any) will be delivered to USP IV promptly after execution and delivery by Grantor and the purchaser thereunder, together with a letter from Grantor stating that the Purchase Contract as delivered is complete and is fully binding in accordance with its terms.

Section 1.4 Election to Exercise. The Right of First Refusal shall entitle USP IV to all rights of the purchaser under the Purchase Contract, including any rights to inspect and analyze the Subject Property, and to purchase the Subject Property (or the portion thereof that is the subject of the Purchase Contract), on the terms and conditions stated in the Purchase Contract; provided, that the closing of such purchase shall not be required to occur before the later of (i) forty-five (45) days from the date of delivery of the Exercise Notice (defined below), or (ii) the closing date stated in the Purchase Contract. USP IV shall exercise the Right of First Refusal by delivery of written notice of exercise ("Exercise Notice") to Grantor on or before the date that is twenty (20) business days after the Purchase Contract is delivered to USP IV as contemplated by Section 1.3. Any time periods provided for in the Purchase Contract shall be extended as necess ary to accommodate such twenty (20) business day period.

Section 1.5 No Election. If USP IV does not deliver an Exercise Notice within the twenty (20) business day period referred to in Section 1.4, then Grantor may sell the property that is the subject of the Purchase Contract upon terms and conditions substantially identical to those stated in the Purchase Contract, or on terms more favorable to Grantor, but not otherwise, and, upon the closing of such sale the Right of First Refusal shall terminate with respect to the property sold; provided, however, that if Grantor does not sell such property in accordance with the Purchase Contract, or on terms more favorable to Grantor, on or before the later of (i) ninety (90) days immediately following the expiration of the twenty (20) business day period referred to in Section 1.4, or (ii) the closing date specified in the Purchase Contract, then any sale of all or any portion of the property referred to in the Purchase Contract shall again be and remain subject to the Right of Fir st Refusal.

Section 1.6 Termination Upon Redevelopment. If the Subject Property is redeveloped pursuant to a Development Plan or Amended Development Plan (as defined in Article 2), then (a) upon commencement of such redevelopment the Right of First Refusal will be deemed no longer to apply to: (i) any foreclosure against the Subject Property by a construction lender providing construction financing for such redevelopment; or (ii) a post-foreclosure sale of the Subject Property by such a foreclosing lender; or (iii) any sale or other transfer of the Subject Property or rights with respect thereto between Grantor and the developer under the Development Plan or Amended Development Plan; provided that such sale or other transfer occurs pursuant to a "buy-sell" or similar right provided for in the Development Plan or Amended Development Plan; and (b) upon completion of such redevelopment the Right of First Refusal will terminate and be of no further force or effect.

ARTICLE II
RIGHT OF FIRST OFFER TO DEVELOP THE SUBJECT PROPERTY

Section 2.1 Right of First Offer. Grantor hereby grants to Unico the exclusive right ("Right of First Offer") to act as developer in connection with any Development (defined below) of the Subject Property, in accordance with and subject to the terms of this Agreement. For the purposes of this Agreement, "Development" means and includes any replacement of all or substantially all of the existing structures on the Subject Property; provided, however, that "Development" does not include rebuilding (to plans and specifications that are substantially the same as those for the existing structures) after a casualty.

Section 2.2 Development Agreement and Development Plan. The Parties anticipate that with respect to any future Development of the Subject Property, Grantor and Unico will enter into a development agreement pursuant to which Unico will act as developer and provide all pre-development and development services in connection with such Development. If, with respect to any such future Development, Grantor desires to solicit or obtain pre-development or development services from any person other than Unico, then the following provisions of this Article 2 shall apply: Grantor, prior to soliciting, negotiating for or entering into a development agreement with any person other than Unico or otherwise commencing such Development, will jointly prepare and develop with Unico (or, at Grantor's option, prepare on its own and deliver to Unico) a detailed written plan (as refined pursuant to Section 2.3, the "Development Plan") describing the objectives and significant desired characteristics of and constraints and business terms applicable to such Development. Any Development Plan must include at least the following: (a) a preliminary development and construction budget and any budget limitations; (b) a schedule for the proposed Development; (c) known physical dimensions and other physical constraints and requirements for the Development, including without limitation required or desired setbacks, building height and dimension and shape, public space requirements; gross floor area and floor plate sizes and shapes (including dimensions) and anticipated parking requirements; (d) known or anticipated traffic, parking or other mitigation requirements; (e) a description of the capital sources anticipated to fund the Development; (f) the essential terms of a development agreement to be entered into with any developer for completion of the Development (including without limitation compensation to the developer, whether the developer would become a part owne r of the property, and whether the developer would be required to provide any guaranties); (g) any form of development agreement that would be required; (h) anticipated uses of the property after Development; (i) the location, configuration of space and space requirements for all known occupants of the property after Development, including Grantor and any Grantor affiliates if applicable; (j) all existing plans, specification and materials lists, including any schematic and design drawings and other drawings; and (k) a description of any known community or other opposition to the Development.

Section 2.3 Development Proposal. Unico will have a period of one hundred twenty (120) days after the joint preparation and development of the Development Plan (or the preparation on its own by Grantor of the Development Plan and delivery thereof to Unico, if applicable) to produce and present to Grantor a proposal ("Development Proposal") to develop the Subject Property in accordance with the terms of the Development Plan. During such one hundred twenty (120) day period, (a) Grantor will cooperate with Unico and respond to any questions or requests from Unico as necessary to refine the Development Plan and the Development Proposal, and (b) Grantor and Unico will agree on the form of development agreement to be entered into between them in connection with the Development.

Section 2.4 Failure to Accept Development Proposal. Grantor will review and consider any timely Development Proposal from Unico. As part of such review and consideration, Grantor will (a) consult with Unico to clarify and resolve any ambiguities in the Development Proposal and to address any omissions in it, and (b) present the Development Proposal for consideration by Grantor's board of directors (or other body with ultimate responsibility for the direction of Grantor and significant actions by Grantor). If Grantor, after such review and consideration, decides not to accept Unico's Development Proposal, or if Unico does not present a Development Proposal within the one hundred twenty (120) day period referred to above, then Grantor shall be entitled to enter into a development agreement with another developer and otherwise commence Development of the Subject Property; provided, that such development agreement and the Development of the Subject Property must proceed substantially in accordance with the terms of the Development Plan. If Grantor's Development Plan contemplates that Grantor will convey a direct or indirect interest in the Subject Property to a developer, then such conveyance will not be subject to the Right of First Refusal; provided, that such conveyance may not result in the developer obtaining directly or indirectly an ownership interest of fifty percent (50%) or more of the ownership of the Subject Property; and further provided, that such conveyance may only be accomplished substantially in accordance with the terms of the Development Plan.

Section 2.5 Amended Development Plan. Any Development Plan that is amended in any material respect ("Amended Development Plan") after it has been the basis for a Development Proposal that was not accepted by Grantor will, as so amended, again be subject to the Right of First Offer. The Amended Development Plan must meet the criteria set out in Section 2.2 and must be delivered to Unico as contemplated by Section 2.2. Unico will be entitled to present to Grantor, and Grantor will review and consider, a Development Proposal based on the Amended Development Plan as contemplated by Sections 2.3 and 2.4.

ARTICLE III
ELECTION OF GRANTOR

Any election to enter into a Purchase Contract or undertake a Development of the Subject Property shall be made by Grantor in its sole discretion; nothing herein shall obligate Grantor to enter into a Purchase Contract or to undertake a Development of the Subject Property.

ARTICLE IV
TERM

This Agreement shall terminate twenty (20) years after the date hereof or earlier upon agreement of the Parties or as explicitly provided herein; provided, that if this Agreement has not terminated prior to the expiration of such twenty (20) year period, then any Sale of the Subject Property that is agreed to by Grantor prior to the expiration of such twenty (20) year period shall be subject to the Right of First Refusal, notwithstanding that the Purchase Contract for such Sale of the Subject Property may be executed by Grantor or the purchaser thereunder, or may call for a closing of the transaction thereunder, after the expiration of such twenty (20) year period. At any time after the termination of this Agreement, the Parties will execute and acknowledge, within five (5) days after the request of either Party, and cause to be recorded, a document confirming that this Agreement has been terminated.

ARTICLE V
NOTICES

Each notice, demand, request, consent, approval, disapproval, designation or other communication that a Party gives to any other Party shall be in writing and shall be given or made or communicated by (i) United States registered or certified mail, postage prepaid, return receipt requested, (ii) any nationally recognized overnight carrier or express mail service (such as Airborne, Federal Express, or DHL) that provides receipts to indicate delivery, (iii) by facsimile transmission followed by hard copy sent by a method described in clauses (i) or (ii); or (iv) by personal delivery and in all cases addressed as follows:

addressed to USP IV at:

University Street Properties, IV
c/o Unico Investment Company
1301 Fifth Avenue, Suite 3500
Seattle, Washington 98101-2647
Attention: Quentin W. Kuhrau
Facsimile: (206) 628-5067

with a copy to:

Heller Ehrman White & McAuliffe LLP
6100 Bank of America Tower
701 Fifth Avenue
Seattle, WA 98104-7098
Attn: John W. Hanley, Jr.
Facsimile: (206) 447-0849

addressed to Unico at:

Unico Investment Company
1301 Fifth Avenue, Suite 3500
Seattle, Washington 98101-2647
Attention: Quentin W. Kuhrau

Facsimile: (206) 628-5067

with a copy to:

Heller Ehrman White & McAuliffe LLP
6100 Bank of America Tower
701 Fifth Avenue
Seattle, WA 98104-7098
Attn: John W. Hanley, Jr.
Facsimile: (206) 447-0849

addressed to Grantor at:

First Mutual Bank
P.O. Box 1647
400 108th Avenue NE
Bellevue, Washington 98004
Attention: Robin Carey
Facsimile: (425) 453-5302

with a copy to:

Foster Pepper & Shefelman PLLC
1111 Third Avenue, Suite 3400
Seattle, Washington 98101
Attention: Doug Prince/Richard Chamberlain
Facsimile: (206) 447-9700

subject to the right of a Party to designate a different address by notice similarly given at least five (5) days in advance. Unless specifically stated to the contrary elsewhere in this Agreement, any notice shall be deemed to have been given, made or communicated as the case may be, on the date the same was delivered or delivery was attempted.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Table of Contents and Captions. The captions and any table of contents in this Agreement are inserted only as a matter of convenience and for reference. They do not define, limit or describe the scope or intent of this Agreement, and they shall not affect the interpretation hereof.

Section 6.2 Rights and Privileges with Respect to Mortgages. This Agreement and the rights and privileges of USP IV and Unico with respect to the Subject Property shall in all events be superior and senior to any lien affecting the Subject Property or any part thereof or improvements now or hereafter placed thereon. Any amendments or modifications hereof, whenever made, shall be deemed superior and senior to any and all such liens the same as if such amendments or modifications had been executed concurrently herewith; if; provided, however, that if a Party has granted a mortgage or deed of trust ("Mortgage") which provides that the holder of such Mortgage (the "Mortgagee ") has the right to approve any amendment of this Agreement and such Mortgagee has given notice of the existence of such Mortgage to the other Party to this Agreement in accordance with Article 5 hereof, the consent, in writing, of such Mortgagee to any proposed amendment, which consent shall not be unreasonably withheld, must be obtained in order for such amendment to be enforceable against or binding upon such Mortgagee; and provided further, however, that no amendment of this Section 6.2 shall be enforceable against or binding upon the Mortgagee of any Mortgage then of record and affecting the Subject Property or any part thereof or improvements now or hereafter placed thereon without the consent, in writing, of such Mortgagee, which consent may be withheld in such Mortgagee's sole discretion and must be obtained regardless whether such Mortgagee has given notice (other than record notice) of the existence of such Mortgage. Nothing herein shall constitute an agreement that this Agreement cannot be amended without the prior approval of a Mortgagee., but no such amendment will be binding upon or enforceable against a Mortgagee without the consent, in writing, of such Mortgagee, if such consent is required by the preceding provisions of this Section 6.2.

Section 6.3 Interest. Any sums payable by any Party to any other Party under this Agreement that are not paid when due shall bear interest at the rate of two percent (2%) per annum over the then existing Prime Rate from time to time published in The Wall Street Journal (but in no event exceeding the maximum rate per annum permitted by Washington law) from the date due to until the date of payment.

Section 6.4 No Partnership, Joint Venture or Principal-Agent Relationship. Neither anything in this Agreement nor any acts of the Parties shall be deemed by the Parties, or by any third person, to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association between the Parties.

Section 6.5 Severability. If any provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement, unless specifically conditioned upon such invalid or unenforceable provision, shall be valid and enforceable to the fullest extent permitted by law.

Section 6.6 Expenses and Attorneys' Fees. The prevailing Party in any arbitration, suit or other action arising out of or related to this Agreement shall be entitled to recover from the other Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with the arbitration, suit or action, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements and fees, costs and expenses relating to any mediation, arbitration or appeal.

Section 6.7 Agreement for Exclusive Benefit of Parties. Except as specifically set forth herein, the provisions of this Agreement are for the exclusive benefit of Unico, USP IV and Grantor and not for the benefit of any third person. This Agreement shall not be deemed to have conferred any rights upon any third person.

Section 6.8 Governing Law and Venue. This Agreement shall be construed and governed in accordance with Washington law. Venue shall be in the Superior Court of the State of Washington, in and for King County.

Section 6.9 Covenants Run with the Land; Successors; Assignment. It is intended that the obligations, covenants, rights and benefits set forth in this Agreement shall, to the fullest extent legally possible, run with and burden the Subject Property and successor owners of the Subject Property and, with respect to the Right of First Refusal, run with and benefit USP IV's Property and successor owners of USP IV's Property. This Agreement shall be binding upon the Parties and the successors to the interests of the Parties in USP IV's Property and the Subject Property and shall inure to the benefit of the Parties and, with respect to the Right of First Refusal, the successors to the interest of USP IV in USP IV's Property. USP IV is not entitled to assign this Agreemen t (a) other than to a successor owner of USP IV's Property, and (b) except that USP IV shall be entitled to pledge or mortgage or otherwise assign for security purposes its rights hereunder to a mortgagee of USP IV's Property, provided that such pledge, mortgage or assignment shall not entitle such mortgagee to performance hereunder or to enforce any rights hereunder, except as explicitly provided otherwise in Section 6.2, unless and until such mortgagee (or its assignee or designee) shall have actually foreclosed on and taken title to USP IV's Property. Unico is not entitled to assign this Agreement except to an entity that controls, is controlled by or is under common control with Unico.

Section 6.10 Right to Enjoin. In the event of any violation or threatened violation of any of the provisions of this Agreement by a Party, any other Party shall have the right to apply to a court of competent jurisdiction for an injunction against such violation or threatened violation.

Section 6.11 Counterparts. This Agreement may be signed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

Section 6.12 Time Periods. All periods of time referred to herein shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day, which is not a Saturday, Sunday or state or national holiday. Time is of the essence of the Parties' obligations hereunder.

Section 6.13 Integration. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended or otherwise modified only in a writing, signed and acknowledged by the Parties.

Section 6.14 Interpretation. Each Party to this Agreement and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or of any amendments to this Agreement.

Section 6.15 Estoppel Certificates. Each Party shall promptly execute and return any truthful estoppel or similar certificate requested by the other Party or its Mortgagee, which estoppel or certificate shall be in form and substance as reasonably requested by such Party or its Mortgagee.

Section 6.16 Memorandum. The Parties will execute and acknowledge and cause to be recorded in the real property records of King County, Washington, a Memorandum of this Agreement in the form attached hereto as Exhibit 3.

IN WITNESS WHEREOF, each of the Parties executed this Agreement as of the date set forth in the first paragraph.

FIRST MUTUAL BANK, a Washington corporation By:_____________________________________ John Valaas President and CEO By:_____________________________________ James R. Boudreau Executive Vice President
UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company By:_____________________________________ a Delaware corporation, its Managing Member
By:__________________________________ Quentin Kuhrau, Senior Vice President
UNICO INVESTMENT COMPANY, a Delaware corporation By:_____________________________________ Quentin Kuhrau, Senior Vice President

EXHIBIT 1

Legal Description of Subject Property

LOT 2, CITY OF BELLEVUE SHORT PLAT NUMBER 03-100297-LF, RECORDED UNDER RECORDING NUMBER 20030227900011

EXHIBIT 2

Legal Description of USP IV's Property

LOT 1, CITY OF BELLEVUE SHORT PLAT NUMBER 03-100297-LF, RECORDED UNDER RECORDING NUMBER 20030227900011

EXHIBIT 3

Memorandum of First Offer and First Refusal Agreement

[See Attached]